AGREEMENT FOR PURCHASE AND SALE
dated as of June 15, 2011
by and among
IMPERIAL PALACE OF MISSISSIPPI, LLC AND
KEY LARGO HOLDINGS, LLC
(“Seller”)
and
BOYD GAMING CORPORATION
(“Buyer”)

AGREEMENT FOR PURCHASE AND SALE
THIS AGREEMENT FOR PURCHASE AND SALE, including all exhibits and schedules hereto (this “Agreement”), is made and entered into as of the 15th day of June, 2011 (the “Effective Date”), by and among IMPERIAL PALACE OF MISSISSIPPI, LLC, a Mississippi limited liability company, doing business as IP Casino Resort Spa at 850 Bayview Avenue, Biloxi, Mississippi 39530 (“IPM”) and KEY LARGO HOLDINGS, LLC, a Delaware limited liability company (“Key Largo” and together with IPM, collectively, “Seller”, and Seller shall, as the context requires, refer to IPM or Key Largo, or both of them), and BOYD GAMING CORPORATION, a Nevada corporation, its nominees and assignees (“Buyer”).
WITNESSETH:
WHEREAS, IPM is the owner of (a) that certain improved real property located generally at 850 Bayview Avenue, Biloxi, Mississippi 39530, commonly known as the Imperial Palace Casino Resort Spa (the “Hotel/Casino”), and designated as the Hotel/Casino Land (the “Hotel/Casino Land”) and more particularly described on Exhibit “A” attached hereto and hereby incorporated by reference herein (subject to modification of the legal description insofar as it may be inconsistent with the boundary established by the Agreed Final Judgment (defined below), and (b) that certain warehouse property in D'Iberville, Mississippi designated as the Warehouse Property (the “Warehouse Property”), and more particularly described on Exhibit “B” attached hereto and hereby incorporated by reference herein; and (c) that certain real property designated as the Undeveloped Land (the “Undeveloped Land”), and more particularly described on Exhibit “C” attached hereto and hereby incorporated by reference herein, and (d) all land and rights (collectively, the “Final Judgment Land and Rights”) vested in IPM pursuant to the terms of (i) that certain Agreed Final Judgment in Case No. C2402-98-389 in the Chancery Court of Harrison County, Mississippi, Second Judicial District, a copy of which Agreed Final Judgment (the “Agreed Final Judgment”) is attached hereto as Exhibit “D” and hereby incorporated by reference herein, and (ii) that certain Boundary Agreement dated December 10, 2009 by and between IPM and the Secretary of State of the State of Mississippi, including but not limited to the Taltavull Patent and certain littoral (riparian) rights, as described in said Boundary Agreement, a copy of which Boundary Agreement is attached to said Agreed Final Judgment as Exhibit “1” and hereby incorporated by reference herein; and
WHEREAS, IPM is the owner of that certain vessel (also sometimes generally referred to as a gaming vessel) (including without limitation, the barges and the superstructure erected thereon) used in connection with the operation of the Hotel/Casino (the “Gaming Vessel”); and
WHEREAS, Key Largo is the owner of that certain real property in Harrison County, Mississippi designated as the Key Largo Land (the “Key Largo Land”), and more particularly described on Exhibit “E” attached hereto and hereby incorporated by reference herein; and
WHEREAS, the parties hereto have reached an understanding with respect to the sale by Seller and the purchase by Buyer of the Hotel/Casino Land, the Warehouse Property, the Undeveloped Land, the Final Judgment Land and Rights, the Gaming Vessel, the Key Largo Land, and substantially all of the other assets, properties, goodwill and rights of Seller, including any and all rights of Seller in or to restrictive covenants or covenants not to compete, used in or necessary to the conduct of the hotel and casino business of IPM as currently conducted (the “Business”), excepting, however, certain assets that are hereinafter specifically excluded.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and upon and subject to the terms and conditions hereinafter set forth, Seller and Buyer agree as follows:

ARTICLE I.
SALE OF PROPERTY

1.Purchase and Sale.1.1    Purchase and Sale Subject to the terms and conditions of this Agreement, at the Time of Possession (as set forth and more specifically defined in Section 11.2 below), Seller agrees to sell, transfer and convey to Buyer, free and clear of any and all liens, security interests, mortgages, pledges, claims, options, leases, easements, or other encumbrances or rights of third parties

(other than Permitted Encumbrances (defined below)), and Buyer agrees to purchase from Seller for the consideration hereinafter provided (other than the Excluded Property) the Property.
2.Property.1.2    Definition of the Property Seller (on its own behalf and on behalf of Seller's affiliate, Imperial Palace, LLC (“Parent Licensor”), shall sell to Buyer and Buyer shall purchase from Seller hereunder:
(a)The Hotel/Casino Land, the Warehouse Property, the Undeveloped Land, the Final Judgment Land and Rights, and the Key Largo Land, together with all rights, hereditaments, privileges and easements appurtenant thereto, including but not limited to all development rights, air rights, water and water rights relating to and to which the Hotel/Casino Land, the Warehouse Property, the Undeveloped Land, the Final Judgment Land and Rights, and the Key Largo Land are entitled, and all of Seller's right, title and interest in and to any minerals, oil, gas and other hydrocarbon substances on or under the Hotel/Casino Land, the Warehouse Property, Undeveloped Land, the Final Judgment Land and Rights, and the Key Largo Land (collectively, the “Land”);
(b)All improvements located on the Land or on the Gaming Vessel, including, without limitation, the hotel, casino and all other buildings, structures, signs, apparatus, fixtures, equipment and appliances owned by Seller which are affixed to the Land or to the Gaming Vessel (all of which are collectively referred to as the “Improvements”);
(c)All of the interest of Seller in any intangible personal property owned by Seller now or at the Time of Possession which relates to and is reasonably required or desirable for the ownership or occupation of the of the Land and Improvements and is transferable (as opposed to nontransferable intangible personal property such as nontransferable gaming licenses and if applicable, nontransferable liquor and beer licenses, which are specifically excluded), including, without limitation, the Assumed Contracts (defined below), building plans and specifications, certain licenses and entitlements, soils reports, claims and causes of action related to the Land or Improvements, surveys, maps, any and all warranties, guaranties, utility contracts, permits, licenses, goodwill, prepaid advertising, telephone numbers, and other rights owned by Seller, relating to the ownership or occupation of all or any part of the Land or Improvements, and further including, without limitation, electronic copies of all customer lists, customer mailing lists, advance reservations and bookings, and originals of casino player credit information cards and credit files, and copies of such accounting records and reports relating to the Business which are necessary or desirable for the continued and uninterrupted operation of the Business from and after the Closing, all amounts owed to the Business by any person or entity that is not an Affiliate (defined below) of Seller, and all choses in action and claims that relate to Seller's ownership of the Property (defined below) or operation of the Business (“Intangible Property”);
(d)All of Seller's right, title and interest in and to the Gaming Vessel and all tangible personal property upon the Land or upon the Gaming Vessel or used in connection with the Improvements, including, without limitation, those certain motor vehicles described on Schedule 1.2(d) attached hereto, and other transportation equipment that may not be licensed by the Mississippi Department of Motor Vehicles, tools, signs and signage, displays, utensils, tableware, chinaware, glassware, silverware, all inventories of food and beverage stocks, gift shop and other retail shop inventory, hotel supplies, furniture, furnishings, equipment, supplies, decorations, marketing and promotional brochures and materials, and all other tangible personal property of Seller used in the operation of the Business (the “Personal Property”), but specifically excluding all personal property owned by hotel guests and IPM employees and the personal property described in Sections 1.3(g), 1.3(h) and 1.3(l) below;
(e)Upon final licensing approval by the Mississippi Gaming Commission (the “Mississippi Gaming Authorities”), all of Seller's right, title and interest to all “Gambling Devices” as defined in Mississippi Code Section 97-3-7, gaming tables, furniture and equipment and all other equipment and paraphernalia, including computer equipment and computer software (to the extent assignable) owned or licensed by Seller and used in connection with the Business, including, without limitation, associated equipment (the “Gaming Equipment”);
(f)Deposits which IPM has made for goods or services yet to be received (the “IPM Deposits”);
(g)Cash, foreign chips (as used herein, “foreign” is defined as issued by an entity other than IPM, but readily redeemable in Harrison County, Mississippi) and foreign gaming tokens or similar cash equivalents on the floor and in the cages, auxiliary banks, and booths at the Business, including any cash in bill validators, kiosks, and any other place in which cash, foreign chips or foreign gaming tokens of the Business, if any, are maintained, reduced however, by any portion thereof which constitutes part of the Patron Deposits (as defined in Section 3.1(f))(the “Bankroll”); provided, however, that Buyer shall have the option, by providing written notice to Seller no later than fifteen (15) calendar days prior to Closing, to require Seller to cash in all foreign chips and foreign gaming tokens on the day prior to Closing in which case, at the Time of Possession, Buyer may elect not to purchase such foreign chips and foreign gaming tokens that are received by Seller thereafter and such foreign chips and foreign gaming tokens received by Seller thereafter shall be the property of Buyer and shall not be deemed to be part of the Bankroll;
(h)All worldwide rights in and to (i) all intellectual property rights (including, without limitation, all registered and unregistered trademarks, service marks, trade names, corporate names, company names, fictitious business names, trade styles, trade dress, logos, and other source or business identifiers, patents, copyrights, web domain URLs, proprietary formulas, recipes, technology, software, computer source codes, know-how, trade secrets and other similar rights) used in or necessary to the conduct of the Business as currently conducted and necessary to perform all Assumed Liabilities, in each case whether owned, controlled, licensed or otherwise held by or for the benefit of Seller, (ii) all registrations and recordings thereof, all applications for registration pending therefor, all extensions and renewals thereof, and (iiii) all goodwill associated with the foregoing (including, without limitation, the names “Imperial Palace”, “Imperial Palace of Mississippi”, “Imperial Palace Casino Resort Spa”, “IP”, “IP Casino Resort Spa” and their internet domain names (other than www.imperialpalace.com), websites, logos, marks and designs and all goodwill associated therewith) owned by Seller and Parent Licensor, including but not limited to all rights and obligations under (x) that certain license agreement, dated August 22, 2005, entered into by and between Imperial Palace, LLC and Harrah's Imperial Palace Corp. (“Harrah's License Agreement”) and (y) that certain license agreement, dated January 1, 2006, entered into by and between Parent Licensor and Seller (“Seller's License Agreement”), each of which shall be deemed an Assumed Contract pursuant to Section 3.1(a)(i) (collectively, the “Intellectual Property”);
(i)Any insurance proceeds for casualty relating to the Property or the Real Property (the “Casualty Insurance Proceeds”) and an assignment (see Exhibit “G”) of each of the insurance policies listed on Schedule 1.2(i) attached hereto (the “Assumed Casualty Insurance Policies”), all of which shall be assumed by Buyer; provided that Seller shall remain the owner, named insured and/or beneficiary of such insurance policies for the period prior to the Time of Possession;
(j)Any insurance proceeds for liability relating to the Property or the Real Property (the “Liability Insurance Proceeds”) (the Casualty Insurance Proceeds and the Liability Insurance Proceeds shall collectively be referenced as the “Insurance Proceeds”) and an assignment (see Exhibit “H”) of each of the insurance policies listed on Schedule 1.2(j) attached hereto (the “Assumed Liability Insurance Policies”), all of which shall be assumed by Buyer; provided, that Seller shall remain the owner, named insured and/or beneficiary of such insurance policies for the period prior to the Time of Possession, and Seller shall for three (3) years after the Time of Possession be an additional named insured on such Assumed Liability Insurance Policies for incidents occurring after the Time of Possession;
(k)IPM's interest in that certain Amended and Restated Public Trust Tidelands Lease (the “Tidelands Lease”) dated December 10, 2009, by and between IPM as lessee and the State of Mississippi as lessor, subject to the State of Mississippi providing its permission, as applicable and to the extent required, for an assignment to Buyer of IPM's interest therein;
(l)The Seller's membership interests in IP Casino Vacations, LLC, a Nevada limited liability company;
(m)The Seller's uncollected accounts receivable (other than the Tray Ledger (defined below)) and notes receivable arising at or prior to the Time of Possession ; and
(n)Any other tangible or intangible property of the Seller (other than the Excluded Property) used in or necessary to the conduct of the Business as currently conducted.
The Land, the Improvements, the Intangible Property, the Personal Property, the Gaming Equipment, the Bankroll, IPM's interest in the Tidelands Lease, the IPM Deposits, the Intellectual Property, the Insurance Proceeds and all other assets set forth above are collectively referred to herein as the “Property”. The Land and the Improvements (except for the Improvements to the Gaming Vessel) are collectively referred to herein as the “Real Property”.
3.Property Exceptions.1.3    Property Exceptions Anything in Section 1.2 of this Agreement to the contrary notwithstanding, the Property does not include and Seller reserves and retains all right, title and interest in and to the following (collectively, the “Excluded Property”):
(a)Seller's certificate of formation, articles of organization, operating agreement, minute books, membership interest transfer records or other records related to the limited liability company organization of Seller, except as provided in Section 1.2(c) and Section 1.2(l);
(b)Marketable securities, if any, and certificates of deposit and other similar cash equivalents, whether or not such assets relate to Seller's ownership of the Property or operation of the Business, including but not limited to all certificates of deposit, surety bonds, and other similar cash equivalents, deposits with banks, utilities, Governmental Entities, Mississippi Gaming Authorities, and Mississippi Liquor Authorities (defined below), if any.
(c)The insurance policies and rights thereunder described in Schedule 1.3(c) attached hereto except as otherwise provided in this Agreement;
(d)Any personal property and equipment described in Schedule 1.3(d) attached hereto;
(e)Other assets used in or necessary to the conduct of the Business as currently conducted and described in Schedule 1.3(e) attached hereto;
(f)The 2011 Mercedes Benz S550 automobile bearing the vehicle identification number WDDNG7BB1AA288105;
(g)Miscellaneous items of personal property owned by W. Owen Nitz and Jeffrey M. Cooper located in the executive offices at the Hotel/Casino described on Schedule 1.3(g) attached hereto and hereby incorporated by reference herein;
(h)All computers, files, records, computer data, computer programs, hard drives, and all other items of personal property used by W. Owen Nitz or Jeffrey M. Cooper located in the executive offices at the Hotel/Casino described on Schedule 1.3(h) attached hereto which contain their work product or attorney/client or accountant/client privileged matters or which contain communications from their offices in Las Vegas, Nevada or from third parties which communications are unrelated to the operation of the Business (the “Privileged Property”); provided, however, Seller agrees to maintain a copy of the Privileged Property for a period of seven (7) years following the Time of Possession and, subject to Seller's right to seek a protective order, to provide Buyer with a copy of such materials which relate to IPM, or Buyer's counsel, to the extent necessary, in response to any demand, cause of action, requirement, or issue affecting the Business arising from or related to the time period before the Time of Possession (as reasonably determined by Buyer), including but not limited to: (i) any demand, audit, or inquiry of any entity having jurisdiction over the Business and (ii) any lawsuit or threat of lawsuit or other adverse action by a third party;
(i)All of Seller's shares of stock or interest in any corporations or limited liability companies, if any, except as described in Schedule 1.3(i) attached hereto;
(j)Seller's bank accounts as listed on Schedule 1.3(j) attached hereto;
(k)All IPM gaming chips, tokens or similar cash equivalents (the “IP Chips”) (such IP Chips, if retained by IPM, shall be destroyed by IPM in accordance with applicable laws) and all gaming chips (other than foreign chips, unless excluded from the Bankroll pursuant to Buyer's election in accordance with Section 1.2(g)), tokens (other than foreign tokens, unless excluded from the Bankroll pursuant to Buyer's election in accordance with Section 1.2(g)) or similar cash equivalents issued by casinos other than IPM which are not readily redeemable in Harrison County, Mississippi (the “Non-Redeemable Chips”); provided, however, that Buyer shall have the option, by providing written notice to IPM no later than fifteen (15) calendar days prior to the Closing, to keep the IP Chips, in which case Buyer shall receive a credit against the amount of the Purchase Price at Closing for IPM's estimated amount of IP Chips to be redeemed per Section 11.4(f) hereof. If, however, Buyer does not elect to exercise its option pursuant to this Section 1.3(k), Buyer agrees to redeem and deliver to IPM, subject to the Plan (defined below) all IP Chips presented to it at the Hotel/Casino, and IPM shall reimburse Buyer for all IP Chips so redeemed and delivered to IPM in the manner provided by Section 7.2(g);
(l)Miscellaneous items of personal property owned by Jon Lucas located at the Hotel/Casino described on Schedule 1.3(l) attached hereto and hereby incorporated by reference herein;
(m)All personal property owned by hotel guests and IPM employees;

(n)All unclaimed wages held by Seller;
(o)The trademarks and/or service marks registered to IPM which are listed on Schedule 1.3(o); and
(p)The domain name of www.imperialpalace.com.

ARTICLE II.
PURCHASE PRICE

1.Purchase Price. 2.1    Purchase Price For and in full consideration of the sale of the Property, at the Time of Possession, Buyer shall assume the Assumed Liabilities and pay to Seller by wire transfer of immediately available funds to an account designated by Seller, a purchase price of Two Hundred Seventy Eight Million Dollars ($278,000,000.00) (the “Cash Consideration”), plus the amount of the Bankroll and Tray Ledger, subject to the adjustments, if any, pursuant to the Closing Statement in accordance with Section 11.4 (collectively, the “Purchase Price”). As used herein “Tray Ledger” means any accounts receivable of registered guests who have not checked out and who are occupying rooms at the Hotel/Casino at the Time of Possession.
2.Payment. 2.2    Payment Notwithstanding the provisions of Section 2.1, the Purchase Price shall be payable as follows:
(a)An earnest money deposit of Ten Million Dollars ($10,000,000) (the “Deposit”) shall be deposited by Buyer in escrow (the “Deposit Escrow”) with Fidelity National Title Insurance Company (the “Escrow Agent”) on or before the expiration of the Due Diligence Period (as defined in Section 10.1(a)), which Deposit Escrow shall be subject to the terms and conditions of the Deposit Escrow Agreement attached hereto as Exhibit “I” (the “Deposit Escrow Agreement”). Upon the expiration of the Due Diligence Period, the Deposit shall immediately become non-refundable (except as provided in Articles IX and X hereof). In the event Buyer does not deliver the Deposit to Escrow Agent or before the expiration of the Due Diligence Period, then this Agreement shall, without further notice, automatically terminate at the end of the Due Diligence Period, and shall be of no further force and effect. At the Closing (hereafter defined), the Deposit (including any interest earned thereon) shall be credited against the Purchase Price. In the event this Agreement is terminated, then the Deposit and any interest earned thereon shall be delivered by Escrow Agent in accordance with the provisions of Article X hereof; and
(b)At the Closing, the Closing Date Payment shall be deposited by Buyer, by federal wire transfer or other good immediate federal funds, in escrow (the “Closing Escrow”) with Escrow Agent by twelve o'clock noon on the day prior to the Closing Date, which Closing Escrow shall be subject to the terms and conditions of the Closing Escrow Agreement attached hereto as Exhibit “J” (the “Closing Escrow Agreement”), as provided in Section 11.3 hereof. For purposes of this Agreement, the “Closing Date Payment” shall mean an amount equal to (1) the Cash Consideration, minus (2) the Deposit and accrued interest thereon.

ARTICLE III.
ASSUMPTION OF LIABILITIES AND CONTRACTS

1.Assumption of Liabilities and Assumed Contracts by Buyer. 3.1    Assumption of Liabilities and Contracts by Buyer At the Time of Possession, Seller shall assign to Buyer and Buyer shall assume and pay, perform and discharge, and indemnify and hold Seller harmless (including without limitation reasonable attorneys' fees and costs) from and against, the following obligations and liabilities of Seller, in each case, subject to the adjustments, if any, pursuant to the Closing Statement in accordance with Section 11.4:
(a)Subject to any adjustments permitted by Section 11.4(j): (i) Liabilities and obligations of the Business which are due and payable after the Time of Possession under those contracts, agreements, licenses, commitments, notes, sales orders and purchase orders entered into by Seller prior to the Effective Date, and those set forth in Schedule 3.1(a) attached hereto (as may be updated to the extent permitted by this Agreement, which together with the Assumed Casualty Insurance Policies and the Assumed Liability Insurance Policies shall collectively be referenced as the “Assumed Contracts”) and (ii) subject to Sections 5.1(d), 8.1(c), 8.1(g) and 8.4(c) hereof, liabilities and obligations of the Business which are due and payable after the Time of Possession under those contracts, agreements, licenses, commitments, notes, sales orders and purchase orders entered into by Seller in the Ordinary Course of Business after the Effective Date that are added to Schedule 3.1(a) as permitted by this Agreement. For purposes of this Agreement, “Ordinary Course of Business” shall mean any action taken by Seller if such action is consistent with Seller's past practices and is taken in the ordinary course of Seller's normal day to day operations; provided, however, that unless otherwise permitted by Section 8.1(c), without the consent of Buyer (which consent shall not be unreasonably withheld), no contract, agreement, license, commitment, note, sales order or purchase order entered into by Seller in the Ordinary Course of Business after the Effective Date shall be for an amount in excess of $100,000.00 for any individual contract or commitment, or for $1,000,000.00 in the aggregate when taken together with any previous contract or commitment entered into by Seller following the Effective Date, or for a time period greater than one (1) year. All other liabilities and obligations of the Business, whether due or payable before or after the Time of Possession under any contracts, agreements, licenses, commitments, notes, sales orders and purchase orders of Seller that are not set forth on Schedule 3.1(a), as it may be updated to the extent permitted by this Agreement, are part of the Excluded Liabilities referenced in Section 3.5;
(b)Any commitments or coupons for free or discounted accommodations, services, tickets, food or beverages, cash back points or kiosk redemptions issued or granted by IPM to customers or others in the Ordinary Course of Business and which remain outstanding after the Time of Possession;
(c)Any and all claims, liabilities, losses, costs, damages or expenses (including reasonable counsel fees and expenses) arising after the Time of Possession from Buyer's ownership of the Property or Buyer's conduct of the Business after the Time of Possession, including without limitation gift certificate obligations, Player's Club Points, IP Rewards Club and slot club obligations (including those redeemable in cash, or in complimentary food, beverage, room, merchandise or otherwise);
(d)All Progressive Liabilities (as defined in Section 11.4(e));
(e)The liabilities that are set forth on Schedule 3.1(e), and that relate to Seller's liability for payments of amounts and providing of benefits to or for the benefit of the Transferred Employees and their dependants earned and accrued or attributable to the time period prior to, at, or after the Time of Possession, whether paid or payable directly to said Transferred Employees, to insurance carriers or through the Imperial Palace of Mississippi, LLC Employee Benefit Plan, as amended (the “IP Health Plan”), the Seller's Associate Assistance Plan (the “Associate Assistance Plan”), and/or Seller's Section 125 Cafeteria Plan and whether paid or payable from Seller's funds or through employee withheld contributions, for all employee benefits and plans provided by or through Seller, including but not limited to the following):
(i) paid time off (in accordance with Section 3.4),
(ii) contribution to benefit plans, including but not limited to Seller's 401(k) plan (“Seller's 401(k) Plan”) and Buyer's successor 401(k) Plan (in accordance with Section 3.6),
(iii) payroll taxes,
(iv) holiday premium payments, birthday premium payments, and other premium payments,
(v) life insurance, accidental death and dismemberment insurance, disability insurance, cancer coverage, critical illness coverage, life coverage, prepaid legal services, vision insurance and services, medical and health care and dental care,
(vii) (a) the “Senior Management Bonuses”, which are defined as all payments, bonuses or allocations which are or become due and payable to employees of IPM at or after the Time of Possession by virtue of the Restated and Amended IP Senior Management Incentive Compensation Plan effective January 1, 2009 (the “Compensation Plan”) but excluding the “Unit Sale Event Allocations” as defined on page 24 of the Compensation Plan and as provided in Article IV of the Compensation Plan, (b) the “Lucas Bonuses”, which are defined as all payments, bonuses or allocations which are or become due and payable to Jon Lucas at or after the Time of Possession by virtue of the Executive Employment Agreement dated December 29, 2006 by and between Jon Lucas and IPM (the “Lucas Agreement”) including without limitation, life insurance provided to Jon Lucas (the annual premium for which was paid by Seller on February 17, 2011 and which is not due again for another year), but excluding the “Additional Sale Compensation” defined in and as provided in Section 3.2.2 of the Lucas Agreement, and (c) miscellaneous annual cash bonuses to the expanded management group (the “Annual Cash Bonuses”) which are or become due and payable at or after the Time of Possession; provided, however, that the payment of the obligations required by this subsection (vii) shall not result in a credit or debit for either Buyer of Seller to the Purchase Price or to the Preliminary Closing Net Working Capital (as defined below) or to the Final Closing Net Working Capital (as defined below);
(viii) all other benefits and plans including those provided through the Seller's Section 125 Cafeteria Plan, the IP Health Plan, the Associate Assistance Plan, and
(ix) workman's compensation claims and premiums (and similar claims and premiums related to the Longshoremen and Harbor Workers Compensation Act, if applicable);
provided, however, Buyer shall not assume and Seller agrees to pay and remain liable for: Seller's normal salary and wages earned by and accrued for Seller's employees which are due and payable up to the Time of Possession that are payable directly to Seller's employees, and Seller's payments of benefits listed in sub-paragraphs 3.2(e)(i) through (viii) above and Employee Benefits (as defined in Section 5.1(g). and workman's compensation claims and premiums (and similar claims and premiums related to the Longshoremen and Harbor Workers Compensation Act, if applicable) which are due and payable up to the Time of Possession; and provided further, however, that Buyer shall not assume and Seller agrees to pay and remain liable for the Unit Sale Event Allocations and for the Additional Sale Compensation;
(f)Hotel/Casino guest deposits (including front money, money for safekeeping, and deposits for rooms, conventions, banquets, catering and shows or other entertainment) for dates after the Closing Date and held by Seller for which an updated schedule (“Schedule 3.1(f)”) shall be provided to Buyer at Closing (the “Patron Deposits”);
(g)Unpaid or future premiums on the insurance policies set forth on Schedules 1.2(i) and 1.2(j) attributable to periods from and after the Time of Possession (the “Premiums”);
(h)Any obligations to make modifications to the Real Property required by any federal or state law or regulation (including without limitation the Americans with Disabilities Act (ADA)), and including without limitation any obligations imposed upon the Seller or the Real Property as a result of any complaint or action filed against IPM by the U.S. Department of Justice alleging ADA violations (the “ADA Claim”), or in any similar litigation as a result of any proceeding filed on or after the Time of Possession. In addition, Buyer shall be liable for all money damages or penalties, if any, in any ADA Claim filed (or any obligation under ADA arising) on or after the Time of Possession. Seller shall remain liable to make any modifications to the Real Property required by any ADA Claim filed (or any obligation under ADA arising) before the Time of Possession, and for all money damages or penalties, if any, in any ADA Claim filed (or any obligation under ADA arising) before the Time of Possession;
(i)All obligations and liabilities of IPM in the litigation listed on Schedule 3.1(i) attached hereto (the “Assumed Litigation”);
(j)All liability of IPM with respect to unclaimed jackpots, unredeemed slot tickets and customer front money;
(k)All debts, obligations, expenses or other liabilities involving environmental claims and remediation thereof arising out of the ownership or operation of the Property prior to or after the Time of Possession except to the extent such environmental claims and remediation costs result from matters caused by Seller;
(l)The Seller's accounts payable arising at or prior to the Time of Possession; and
(m)The obligation to defend (including reasonable counsel fees and expenses), and pay the self-insured retention with respect to, claims which are not filed until after the Time of Possession but which relate to claims, liabilities, losses, costs, damages or expenses resulting or arising out of ownership of the Property or conduct of the Business caused or arising prior to the Time of Possession.
Items described in Sections 3.1(a) through (m) are hereinafter referred to as the “Assumed Liabilities”.
2.Additional Provisions Regarding the Assumed Liabilities. 3.2    Additional

Provisions Regarding the Assumed Liabilities The assumption by Buyer of the Assumed Liabilities shall not enlarge any rights or remedies of any third party under any Assumed Contracts with Seller. Buyer agrees to indemnify, defend and hold Seller and its owners, members, managers, directors, officers, employees, agents, attorneys, accountants, successors and assigns harmless from and against any and all liability, loss, cost, damage and/or expense (including, without limitation, reasonable attorneys' fees and costs) pertaining to the Assumed Liabilities. Buyer shall not be prevented from contesting in good faith any of the Assumed Liabilities. Notwithstanding Section 3.1, the Assumed Liabilities shall not include, and Buyer shall not assume, any liabilities or obligations that are otherwise to deemed to be an Excluded Liability.
3.Provisions Relating to the Assignment of Assumed Contracts and Assumed Insurance Policies. 3.3    Provisions Relating to the Assignment of Contracts and Assumed Insurance Policies To the extent that the assignment of any Assumed Contract (other than those insurance policies set forth in Exhibits G and H (each, an “Assumed Insurance Policy” and collectively, the “Assumed Insurance Policies”), for which the parties acknowledge that consent to assignment is unnecessary) is not permitted without the consent of the other party or parties to such Assumed Contract, this Agreement shall not be effective to assign such Assumed Contract if such consent is not given. Seller agrees that with respect to such Assumed Contracts, at the request of Buyer), Seller shall use all reasonable efforts to obtain such consent. If (i) any such consent is not obtained or (ii) if Buyer's assumption of such Assumed Contract is prohibited by law, Seller agrees, to the extent permitted by law, to undertake with Buyer to enter into a subcontract or other arrangement pursuant to which Buyer shall receive the benefits of such Assumed Contract upon Buyer's payment of any unpaid balance of the consideration provided in the Assumed Contract and assumption of the obligation to perform the same. If any Assumed Contract may only be assigned upon payment, directly or indirectly, of additional consideration, then Buyer shall pay any such additional consideration whereupon Seller shall assign such Assumed Contract to Buyer. In the event Buyer's assumption of any such Assumed Contract is prohibited by law, Buyer shall not be required to assume such Assumed Contract, which shall be and remain the sole responsibility of Seller, and Buyer shall have no rights under any such Assumed Contract. In such event, such Assumed Contract or may, upon thirty (30) calendar days' notice to Buyer, be cancelled by Seller and Seller shall indemnify Buyer from any liability arising from such cancellation, unless prior to cancellation Buyer instructs Seller not to cancel, in which event Buyer shall indemnify Seller from any liability of Seller under such Assumed Contract.
4.Paid Time Off. 3.4    Paid Time Off With respect to paid time off, at the Time of Possession, Buyer shall send written notice to each and every one of the Transferred Employees listed on Schedule 3.4 attached hereto (which shall be updated at Closing) stating that Buyer will honor and has assumed sole responsibility for the payment of all accrued paid time off benefits to the extent listed in Schedule 3.4, and Buyer shall, subject to the adjustments, if any, pursuant to the Closing Statement in accordance with Section 11.4, pay such benefits as they become due in the Ordinary Course of Business.
5.No Other Liabilities Assumed. 3.5    No Other Liabilities Assumed Notwithstanding anything to the contrary contained in this Agreement, except as specifically provided in Section 3.1 with respect to the Assumed Liabilities, Buyer expressly disclaims responsibility for and shall not assume or be obligated to pay, perform or discharge, and Seller shall pay, perform and discharge any debt, obligation, expense or liability of Seller, whether absolute or contingent, arising out of or in connection with the Property or the Business (collectively, “Excluded Liabilities”), including, without limitation, any of the following debts, obligations, expenses or liabilities of Seller or its Affiliates:
(a)any liability or obligation, whether absolute or contingent, for Taxes attributable to or imposed upon Seller or its Affiliates, or attributable to or imposed upon the Property for any taxable period ending on or before the close of business on the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date;
(b)any liability or obligation, whether absolute or contingent, that relates to any Excluded Property;
(c)any liability or obligation, whether absolute or contingent, incurred in connection with the making or performance by Seller of this Agreement and the transactions contemplated hereby; and
(d)Any costs or expenses incurred in connection with shutting down, de-installing and removing equipment not purchased by Buyer and any costs or expenses associated with any contract, agreement or undertaking of Seller other than the Assumed Contracts.
6.Buyer's 401(k) Plan. 3.6    Buyer's 401(k) Plan Effective as of the Time of Possession, Buyer shall designate a defined contribution retirement plan which is qualified or eligible for qualification under Section 401(k) of the Code (“Buyer's 401(k) Plan”). Upon such designation, each Transferred Employee (defined below) who satisfies the eligibility requirements of Buyer's 401(k) Plan shall immediately thereafter become eligible to participate in Buyer's 401(k) Plan and shall be credited with eligibility service and vesting service for all periods of service with Seller or any other entity if so credited with such service under Seller's 401(k) Plan. As soon as practicable after such designation by Buyer, Seller shall cause the trustees of Seller's 401(k) Plan to transfer to the trustees or other funding agent of the Buyer's 401(k) Plan, the amounts representing the account balances of the Transferred Employees (including the appropriate net investment return thereon and any participant loans made to any Transferred Employees) who elect to participate in such transfer. Buyer shall cause the transfer of said amount to be established as account balances or accrued benefits of such participating Transferred Employees under Buyer's 401(k) Plan. Seller and Buyer shall each use their respective best efforts to assure that each such transfer shall comply with Section 414(l) of the Code and the requirements of ERISA and the regulations promulgated thereunder and the terms of the Seller's 401(k) Plan and the Buyer's 401(k) Plan. Prior to the Time of Possession, Buyer shall provide the Transferred Employees with reasonable notice of their right or obligation to (i) withdraw their funds from the Seller's 401(k) Plan, (ii) rollover their funds into the Buyer's 401(k) Plan, or (iii) rollover their funds into an IRA account.
7.Other Provisions Relating to IPM Employees. 3.7    Other Provisions Relating to IPM Employees Buyer shall provide, at its expense, all required administration of all of the medical and health care plans and other plans paid through the IP Health Plan and the Associate Assistance Plan, for such period of time following the Time of Possession that such plans are in effect, and shall provide all federally required COBRA notices and benefits to and for Seller's terminated employees. At the Time of Possession, all of Seller's employees shall be deemed terminated and Buyer shall, subject to Buyer's standard pre-employment screening process (including Buyer's review of employment files, employment interviews, background checks and drug testing), offer employment to those Seller's employees that are approved by Buyer pursuant to such process (such employees shall be referenced as the “Transferred Employees” which shall include those persons who are employees of IPM but who are paid by IPM Services, LLC in its capacity as payroll agent (however, the Transferred Employees do not include those persons paid by IPM Services, LLC who are employed by Imperial Palace, LLC, such as those persons who work at or from 851 S. Rampart, Las Vegas, Nevada 89145 or Imperial Construction, LLC)). Prior to the end of the Due Diligence Period, Buyer shall determine and disclose to Seller which employees of Seller will be Transferred Employees, and Buyer warrants that notwithstanding the screening process referenced in the preceding sentence, Buyer shall not, at the Time of Possession, refuse to hire more that forty-nine (49) of the Seller's employees. Buyer shall for such period after the Time of Possession as Buyer may in its sole discretion determine, pay such Transferred Employees salary and employee benefits comparable in the aggregate to those provided by Seller immediately prior to the Time of Possession. Transferred Employees' length of service will be honored by Buyer to the extent such length of service would be applicable to the benefits received as well as paid time off accrued pursuant to Seller's existing policies with respect to length of service. To the extent Seller's employee benefits and plans have been pre-funded or pre-paid by Seller prior to the Time of Possession and Buyer obtains the benefit of such pre-funding or pre-payment, Buyer shall reimburse Seller an amount equal to such benefit. In the event payments in excess of any insurance stop-loss amounts have been paid by Seller prior to the Time of Possession, Seller shall be entitled to any refunds from Seller's insurance carrier of such excess stop-loss payments. On behalf of Seller, at Buyer's expense, Buyer shall prepare and process Seller's final payroll and final payroll reporting (including preparation of all required federal, state and local governmental filings, forms and reports (whether monthly, quarterly or annually), such as W-2s, 940s, 941s, and comparable Mississippi forms and reports) as soon as practicable after the Time of Possession and distribute and pay the normal salary and wages earned prior to the Time of Possession, and Buyer shall start and be responsible for all payment and processing of payroll for Transferred Employees thereafter.

ARTICLE IV
TITLE AND SURVEY

1.Title Examination and Exceptions. 4.1    Title Examination and Exceptions At any time prior to twenty-five (25) calendar days after Buyer's receipt of the Title Commitment (defined below) (the “Title Review Period”), Buyer shall be entitled to deliver to Seller a written statement of any objections to Seller's title, which objections, if any, shall be based on exceptions (the “Title Exceptions”) shown in a title opinion (the “Title Opinion”) to be obtained at Buyer's expense from such attorney or title agent as shall be selected by Buyer (the “Title Agent”) or on a commitment for the issuance of a standard form owner's policy (the “Title Commitment”) issued by a title insurance company selected by Buyer (the “Title Insurance Company”). Subject to Buyer's right to make title objections as herein provided, the Title Exceptions shown on the Title Opinion or the Title Commitment shall be deemed the “Permitted Exceptions” for all purposes of this Agreement. If Seller cures the objections, Buyer's objections shall be deemed satisfied. If any objections to title are not timely made or if Seller is not properly notified in accordance with the notice provisions of this Agreement, all such objections shall be deemed waived. Buyer agrees that except for encumbrances or liens arising from the acts of Seller and encumbering the Property which may be satisfied by payment of money at or before Closing, Seller shall have no obligation to satisfy any title objections, or to obtain affirmative title insurance. For purposes of this Agreement, a title objection shall be deemed cured if the Title Agent is induced to remove the item objected to from the Title Opinion or if the Title Insurance Company is induced to remove the item objected to from the Title Commitment such that it no longer appears as an exception thereon. The rights of the parties with respect to any uncured objections to title which are timely made and with respect to which Seller has been properly notified shall be as set forth below. Buyer agrees to take title to the Property at Closing subject to the Permitted Exceptions.
Any objections to title based upon a survey (the “Survey”) (assuming Buyer obtains the same) shall be in writing and shall be governed by this Section 4.1. Any such objections shall be due to Seller within twenty (20) calendar days of receipt by Buyer of said Survey and the failure to deliver any such objections shall constitute a waiver thereof. If any objections to title are timely made and Seller is properly notified, all as herein provided, and if such objections are not cured prior to the Date of Closing, Buyer may, as its sole remedies hereunder, by serving written notice to Seller and Escrow Agent in the manner provided herein, either (i) elect to terminate this Agreement and to declare it null and void and receive a refund of the Deposit and all interest earned thereon; or (ii) elect to waive any such title objections and to consummate the transaction contemplated by this Agreement in the same manner as if there had been no title objections without any reduction in the Purchase Price and without any further claim against Seller therefor. Following Closing, Buyer's sole source of recourse in the event of any claim or impediment to title to the Land shall be under and pursuant to the Title Policy (defined in Section 4.2 below) and not the Seller.
4.2.    Title Policy. 4.2    Title Policy On the Closing Date, Seller shall deliver to Buyer at Buyer's expense: (i) an ALTA Owner's Standard Coverage Policy of Title Insurance or, an ALTA Owner's Extended Coverage Policy, as Buyer may direct, together with all endorsements thereto reasonably requested by Buyer (the “Title Policy”) issued by the Title Insurance Company dated as of the Closing Date in the aggregate amount of the Purchase Price, less the amount of the Bankroll, and showing Buyer as owner of fee title to the Land subject only to the Permitted Exceptions. The Title Policy may be written on a re-insured basis by other title insurance companies to the extent required by the Title Insurance Company and Buyer.
2.Memorandum of Purchase Agreement. 4.3    Memorandum of Purchase Agreement Concurrently with the execution and delivery of this Agreement, Seller shall deliver to Buyer an executed and notarized Memorandum of Purchase Agreement in the form attached hereto as Exhibit “K”. Buyer is hereby authorized to record said Memorandum of Purchase Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

1.Seller's Representations and Warranties. 5.1    Seller's Representations and Warranties To the extent that any of Seller's representations and warranties set forth herein speak as of a date preceding December 22, 2005, such representation or warranty to the extent not already so qualified shall be to the knowledge of Seller, Seller represents and warrants to Buyer on the Effective Date and on and as of the Closing Date as follows:
(a)Due Organization. (i) IPM is a limited liability company duly organized, validly existing, in good standing, and duly qualified or licensed to do business under the laws of the State of Mississippi, (ii) Key Largo is a limited liability company duly organized, validly existing, in good standing, and duly qualified to do business under the laws of the State of Delaware, and (iii)  Parent Licensor is a limited liability company duly organized, validly existing, in good standing, and duly qualified to do business under the laws of the State of Nevada, and (iv) each of IPM, Key Largo and Parent Licensor has all requisite power and authority to enter into, perform and carry out all of its duties and obligations in the transactions contemplated by this Agreement and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted.
(b)Binding Effect. The execution and delivery of this Agreement by each Seller and Parent Licensor, and the consummation by each Seller of the transactions to which it is a party that are contemplated by this Agreement have been duly authorized by all necessary action on the part of such Seller, and this Agreement and the other documents to be delivered on the part of such Seller (including any action required by such Seller's managing member or similar governing body, and all of such Seller's members, as required by and in accordance with such Seller's certificate of formation, articles of organization or operating agreement, in each case, as currently in effect), pursuant hereto are (or will be when executed and delivered pursuant hereto) legal, valid and binding obligations of such Seller, enforceable in accordance with their terms;
(c)Notices and Approvals; No Violation of Agreement. To the best of Seller's knowledge, except for (i) any required notice specified in Section 7.2(b) hereof relating to the WARN Act (defined below), (ii) the consents, if any, required under the Assumed Contracts set forth in Schedule 5.1(c), (iii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) the ADA Claim, (v) any approvals of liquor or beer licenses or permits for Buyer (the “Buyer's Liquor Licensing Approval”) required by the Mississippi Alcoholic Beverage Control Division of the Department of Revenue or by the Mississippi State Tax Commission (collectively, the “Mississippi Liquor Authorities”), (vi) any approvals required by Mississippi Gaming Authorities, and (vii) any approvals or amendments related to the Tidelands Lease required by the Mississippi Secretary of State, no notice to, or approval or consent of, any court or other Governmental Entity or other Person is required in connection with the execution, delivery and performance of this Agreement by Seller and neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated thereunder, nor compliance by Seller with any of the provisions hereof, will (1) conflict with any provision of Seller's certificate of formation, articles of organization or operating agreement, in each case, as currently in effect, (2) violate, conflict with, result in a breach of or constitute a default under or pursuant to any statute, agreement, judicial or administrative order, injunction, award, judgment or decree to which Seller is a party or by which Seller is bound, (3) except as a result of the Buyer's non-payment of the Assumed Liabilities, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or obligation to which Seller is a party or by which Seller or any of its Property may be bound or (4) except as a result of the Buyer's non-payment of the Assumed Liabilities, result in the imposition or creation of any mortgage, pledge, lien, security interest, conditional or installment sale agreement, charge or other claims of third parties of any kind (“Lien”) upon or with respect to any Property;
(d)Assumed Contracts. During the Due Diligence Period, Seller shall deliver to Buyer accurate, correct and complete copies of (i) all Assumed Contracts and (ii) all other contracts, agreements, licenses, commitments, notes, sales or purchase orders that are material to the Business. Whenever additional Assumed Contracts are entered into as provided by Sections 5.1(d), 8.1(c) and (g), and 8.4(c) of this Agreement or as otherwise permitted by this Agreement (the “Additional Assumed Contracts”, or if otherwise required by Section 8.4(c) below, such additional Assumed Contracts shall promptly be added by Seller to Schedule 3.1(a) and a copy of such additional Assumed Contracts shall be delivered to Buyer, and this Agreement shall be deemed amended to conform to such updated schedule. To the best of Seller's knowledge, except as provided in Schedule 3.1(a), all Assumed Contracts (including any Additional

Assumed Contracts) are in full force and effect, Seller has paid all amounts due thereunder and satisfied all other material obligations accrued thereunder and Seller has not received any written notice of default in any material respect thereunder and no event has occurred that with the passage of time or the giving of notice, or both, will constitute a breach, violation, default or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration in any material respect thereunder (other than any default which may result from the failure or inability of Seller to obtain the consents of certain parties to the assignment to Buyer of certain of the Assumed Contracts set forth in Schedule 5.1(c)). Other than as disclosed by Seller to Buyer in writing prior to the Time of Possession, to the best of Seller's knowledge, no other party is in default in any material respect under any Assumed Contract (including any Additional Assumed Contracts);
(e)Taxes. Seller has timely filed (taking into account any extension of time to file) with the appropriate governmental or other taxing authority all material Tax returns, reports, statements, elections or other required filings relating to Taxes (“Tax Returns”). All such Tax Returns have been filed in accordance with applicable law and are correct and complete in all material respects. With respect to all Taxes required to be reported on any Tax Return, Seller has paid all Taxes due as shown on any such Tax Return. With respect to Taxes due which are not shown on any Tax Return, all such Taxes have been paid in all material respects. No claims, actions, audits or other proceedings against Seller with any governmental or other taxing authority are currently pending, in progress or, to Seller's knowledge, threatened in respect of any Taxes of Seller. There are no liens for Taxes (other than liens for Taxes not yet due and payable) on the Property. “Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or other taxing authority, including, without limitation, income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers' compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes.
(f)Litigation. Other than the matters set forth in Schedule 3.1(i), neither Seller, its officers, directors, agents or employees, nor any of Seller's properties, assets (including the Property), operations or businesses (including the Business), nor Seller's rights relating to any of the foregoing, is a party to or subject to any legal actions, or governmental actions, claims, suits, administrative or other proceedings or investigations before or by any governmental department, commission, board, regulatory authority, bureau or agency, whether foreign, federal, state or municipal, or any court, arbitrator or grand jury (a “Proceeding”) except as set forth on Schedule 5.1(f) attached hereto, and no such matter would prevent or materially interfere with the consummation of the transactions contemplated by this Agreement either individually or in the aggregate, if resolved against Seller would impair or interfere in any material respect with the ownership of the Property by Buyer or operation by Buyer of the Business. Except as to those matters as set forth in Schedule 3.1(i) and Schedule 5.1(f) attached hereto, to Seller's knowledge, no other Proceedings are threatened or contemplated by any Governmental Entity or any other Person and, to Seller's knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceedings;
(g)Employees, Officers and Managers; Employment and Similar Contracts; Benefits. Seller provides medical, dental and other employee benefit arrangements (e.g., Seller's 401(k) deferred compensation plan) for Seller's employees engaged at the Business as listed on Schedule 5.1(g) attached hereto (“Employee Benefits”). With the exception of Employee Benefits and contracts and covenants, if any, as are implied at law between an employer and employee under applicable laws or are terminable at the will of the employer, and except for (a) the Senior Management Bonuses, the Unit Sale Event Allocations, the Lucas Bonuses, the Additional Sale Compensation, the Annual Cash Bonuses and paid time off, to the best knowledge of Seller (subject to inquiry with regard thereto by W. Owen Nitz and Jeffrey M. Cooper with Jon Lucas, Lee Bond, Michael Bruffey, Pete Byrnes and Brad Rhines),Seller is neither a party to, nor has any express or implied obligations, with respect to any of the following instances which relate to employees who are employed at the Business and which will be in effect after the Time of Possession:
(i)Except for certain agreements for hosts, any agreement, contract or commitment with any employee, officer, manager, consultant, advisor, property manager or other person;

(ii)Agreement, contract or arrangement providing for the payment of any wages, incentive compensation, raise, bonus or commission or containing any deferred compensation or severance or termination pay liabilities or obligations; or
(iii)Pension, profit-sharing, retirement, group life insurance, hospitalization benefits, or other employee benefit or welfare plan, agreement or arrangement.     However, as provided in Section 3.1(e), Seller has paid or made provision for the payment of all salaries, wages, and bonuses, including without limitation, the Unit Sale Event Allocations and the Additional Sale Compensation (but excluding the Senior Management Bonuses, the Lucas Bonuses, the Annual Cash Bonuses, and paid time off, which Buyer has agreed to pay) which are or become due and payable at or after the Time of Possession to or for the benefit of employees of Seller, and has complied in all material respects with all governmental regulations relating to the employment of labor, including, without limitation, those relating to wages, hours, and the payment and withholding of Taxes, and have withheld and paid to the appropriate Governmental Entity, or are holding for payment not yet due to such Governmental Entity, all amounts required by law or agreement to be withheld from the wages or salaries of such employees. Other than the matters set forth on Schedule 5.1(g), to the best knowledge of Seller, there are no material adversarial issues in the relationship of Seller with its employees nor any strike or labor disturbance by such employees or any other employees of the Seller performing services in connection with the Business, and the Seller is not aware of any indication that such a change, strike or labor disturbance is likely in the near future. Seller has no notice of and to the Seller's knowledge, none of the employees of Seller is represented by any union or other labor organization in their capacities as employees of Seller and there are no current union organizing activities among the employees of Seller, nor does any question concerning representation exist concerning such employees. Seller is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seller. There are no pending or, to the best of Seller's knowledge, threatened claims of breach of fiduciary duty or other violation of applicable law with respect to the Employee Benefits. Seller has not entered into any severance arrangement with any present or former employee which could result in any liability of Buyer. To the best of Seller's knowledge, Seller has, at all times, complied, and currently complies, in all material respects with all applicable statutes mandating health insurance continuation coverage for employees. As of the Effective Date, Seller has not made any written or oral representations to any employee or former employee of Seller concerning the employee benefits that may be offered to Seller's employees by Buyer. None of the Employee Benefits is a “multiemployer plan” within the meaning of ERISA (“Multiemployer Plan”), and there are no Multiemployer Plans to which the Seller has at any time had an obligation to contribute. Seller has not violated the WARN Act or any similar state or local law;
(h)Real Property; Eminent Domain or Other Proceedings.
(i)Neither the whole nor any portion of any Real Property owned, leased, occupied or used by Seller has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received. To the knowledge of Seller, no such condemnation, requisition or taking is threatened or contemplated. Seller has no knowledge of any public improvements which may result in special assessments against or otherwise affect the Real Property.
(ii)To the knowledge of Seller, no fact or condition exists which would result in the termination or impairment of access to the Real Property or discontinuation of sewer, water, electric, gas, telephone or other communications facilities, waste disposal or other utilities or services. To the knowledge of Seller, the facilities servicing the Real Property are in full compliance with all Legal Requirements.
(iii)Seller has delivered to Buyer accurate, correct and complete copies of all available existing title insurance policies, title reports, surveys, Environmental Reports, if any, with respect to each parcel of Real Property.
(iv)Seller has received no written or oral notice of, and has no knowledge of any, initiated or pending condemnation or eminent domain proceedings, or contemplated sales in lieu thereof, involving a partial or total taking of any of the Property, nor has Seller received written or oral notice or knowledge of any zoning or special assessment proceedings affecting the Real Property;

(i)The Property. Seller has title to (or in the case of any leased or licensed Property, has a valid leasehold interest in or valid rights to use), is the exclusive legal and equitable owner of (or in the case of any leased or licensed Property, is the valid licensee or valid lessee of) all of the Property, and other than the Real Property (as to which Buyer shall look solely to the Title Policy and not to this representation) and matters set forth in Article IV hereof (relating to Title and Survey), Seller's title shall be free and clear of any and all liens, security interests, mortgages, pledges, claims, options, leases, easements, or other encumbrances or rights of third parties except only for (1) liens for current Taxes which are not delinquent and other constitutional or statutory inchoate liens; (2) the Permitted Exceptions; (3) those leases for personal property described in Schedule 5.1(i) attached hereto (the “Personal Property Leases”) and for the Tidelands Lease; and (4) claims based upon or included in the Assumed Liabilities (such excepted items being herein collectively referred to as “Permitted Encumbrances”). Upon the Closing, Buyer will acquire exclusive, title or license to or a valid leasehold interest in (as the case may be) to the Property and title to the Real Property shall be conveyed pursuant to Special Warranty Deeds and with the Deed Warranties (defined in Section 11.2(a) below) as provided in Section 11.2(a). Except for any Governmental Approvals or other licenses required by any Governmental Entity, the Property constitutes all of the assets necessary to operate the Business in the manner presently operated by Seller and includes all of the operating assets of Seller (excepting only the Excluded Property). The Personal Property Leases are without default in any material respect by Seller, and there exists no event, occurrence or condition which (with notice or lapse of time or both) would constitute a default in any material respect by Seller under any such Personal Property Lease and, (except as otherwise disclosed to Buyer in writing) are without default in any material respect by any other party thereto. Seller shall provide Buyer with a true, correct and complete copy of each such Personal Property Lease, including all amendments and modifications thereto;
(j)Investigations or Reviews. Except with respect to matters set forth in notices received from the Mississippi Gaming Authorities as set forth in Schedule 5.1(j), prior to the Effective Date, Seller has not received a notice of any investigation or review by any court, administrative agency, regulatory body, commission, quasi-governmental authority, gaming authority or other governmental authority or instrumentality, including, without limitation, the Mississippi Gaming Authorities (collectively, the “Governmental Entities” and each a “Governmental Entity”) with respect to the Property that is pending, and no investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same;
(k)Insurance. Schedule 5.1(k) attached hereto is a correct and complete list of all policies of fire and liability coverage and other forms of insurance maintained by Seller relating to the Property or the Business (collectively, the “Insurance Policies”). During the Due Diligence Period, Seller shall deliver to Buyer accurate and complete copies of the Insurance Policies, if any, which have not yet been delivered. To the best of Seller's knowledge, each Insurance Policy is valid, binding, and in full force and effect. Seller is not in breach of any Insurance Policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach, or permit termination, modification, or acceleration, of any Insurance Policy. Seller has not received any notice of cancellation or non-renewal of any Insurance Policy. There is no claim under any Insurance Policy that has been improperly filed or as to which any insurer has questioned, disputed or denied liability. Seller has not received any notice of, nor does Seller have any knowledge of any facts that might result in, a material increase in the premium for any Insurance Policy;
(l)Condition. To the best of Seller's knowledge, there is no condition which would have a material adverse effect on the Property or the Business; the Business has been operated only in the Ordinary Course of Business; and none of the representations or warranties of Seller and none of the information provided by Seller to Buyer regarding the Business or the Property or contained herein or in any exhibit or schedule hereto is false or misleading in any material respect or omits to state a fact necessary to make the statements not misleading in any material respect;
(m)Hazardous Waste. Except for matters on Schedule 5.1(m), to the best of Seller's knowledge, there is no contamination, hazardous waste or toxic substance in existence on or below the surface of the Real Property, including, without limitation PCB's in any transformer or other equipment located in or on the Real Property, contamination of the soil, sub-soil or ground water or any use or storage of hazardous waste material on the Real Property, which constitutes a violation of any law, rule or regulation or standard of any Governmental Entity having jurisdiction thereof, and there are no underground storage tanks on the Property. Buyer agrees that with respect to hazardous waste or toxic substances in existence on or below the surface of the Real Property, including, without limitation, asbestos in or on the Real Property, whether or not it constitutes a violation or potential violation of any law, rule or regulation or standard of any Governmental Entity having jurisdiction thereof, Buyer accepts all of the Property in its AS-IS, WHERE-IS CONDITION. Buyer agrees and acknowledges that Seller has no responsibility whatsoever for any remedial work or the remediation or removal of any hazardous waste or toxic substance regardless of whether a violation or potential violation of law exists, and that Buyer shall not be entitled to a reduction of the Purchase Price in the amount of any costs or expenses involved in the performance of any remedial work;
(n)Reports. Except as set forth in Schedule 5.1(n) attached hereto, to the best of the Seller's knowledge, there exists no written or tangible report, synopsis or summary of any investigation made with respect to any asbestos, toxic waste, hazardous substance or any soil, surface water or groundwater contamination present on all or any portion of the Property (whether or not prepared by experts and whether or not in the possession of Seller) (an “Environmental Report”);
(o)Zoning. To the best of the Seller's knowledge, the Real Property is currently zoned to permit all of its present uses;
(p)Financial Statements. The Seller has delivered to Buyer the audited balance sheets of the Business as of December 31, 2010 and 2009, and the related statements of operations, changes in members' equity, and cash flows of the Business for the fiscal years ended December 31, 2010, 2009 and 2008 (collectively, the “Financial Statements”), and has made available for inspection by Buyer the books and records for the periods contained in the Financial Statements and from the date of the Financial Statements until the Closing Date. To the best of Seller's knowledge, the Financial Statements (i) are complete and correct in all material respects, (ii) do not contain any information which is materially false or misleading, and (iii) accurately and fairly, in all material respects, present the financial condition the Business as of the respective dates thereof and the results of operations, changes in members' equity and cash flows of the Business for the periods covered thereby. To the best of Seller's knowledge, the books and records of the Business reviewed by Buyer prior to the execution of this Agreement were and are in all material respects true, accurate and complete, except for certain adjustments which have not been made to daily and monthly non-audited financial statements such as adjustments relating to executive compensation, related party interest and related party royalties;
(q)Brokers and Related Services. Other than any sums which may be paid by the Seller or which the Seller may be obligated to pay (the “Related Services Obligations”) to Persons who are individuals who provided value to the Seller in facilitating the transactions contemplated by this Agreement, Seller has not employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated by this Agreement. The Seller shall indemnify and hold harmless the Buyer from and against all Related Services Obligations;
(r)Absence of Undisclosed Liabilities. To the best of Seller's knowledge, Seller has no material undisclosed liabilities other than (i) those set forth in the audited balance sheet with respect to the Business as of December 31, 2010 and (ii) current liabilities incurred in the Ordinary Course of Business since December 31, 2010;
(s)Compliance with Laws. To the best of Seller's knowledge, no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default by Seller under, a breach or violation of, or a failure of Seller to comply with, any Legal Requirement. Seller has not received any notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement. For purposes of this Agreement, “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, judgment, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including without limitation the Mississippi Gaming Authorities. To the knowledge of Seller, no Governmental Authority has proposed or is considering any Legal Requirement that may affect Seller, Seller's properties, assets (including the Property), operations or businesses (including the Business), or Seller's rights thereto, except to the extent that any such Legal Requirement, if adopted or otherwise put into effect, individually or in the aggregate, will not have a material adverse effect on the Property or the Business.
(t)No Other Agreement. Other than for sales of assets in the Ordinary Course of Business, since December 22, 2005, neither Seller, nor any of its representatives, has entered into any contract, agreement or undertaking with respect to sell or other dispose of any assets of the Business (including the Property) or capital stock of Seller, except as set forth in this Agreement.
(u)Intellectual Property.
(i)Schedule 5.1(u) lists all (i) trademark and service mark registrations and applications, patents and patent applications, copyright registrations and web domain URLs that are included in the Intellectual Property (“Registered IP”) and (ii) all agreements granting any rights in any trademarks, service marks or trade name to or from Seller that are included in the Intellectual Property (“Trademark Licenses”);
(ii)Seller owns or possesses adequate, valid and enforceable rights to use the Intellectual Property as currently used in the Business without material restrictions or material conditions on use, and, to the knowledge of Seller, there is no conflict with the rights of others in such Intellectual Property which, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the Property or the Business;
(iii)The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a material loss or impairment of, or give rise to any right of any third Person to terminate a material right of Seller to own or use, the Intellectual Property. No party to any contract, agreement or undertaking related to the Intellectual Property (including any Trademark Licenses) is (or upon Closing will be) in breach or default, and to the knowledge of Seller, no event has occurred (or, upon Closing will occur) which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under such contract, agreement or undertaking;
(iv)No Registered IP or other Intellectual Property owned or purported to be owned by Seller is involved in any interference, reexamination, cancellation, or opposition proceeding, or any currently pending or, to Seller's knowledge, threatened suit, action, or proceeding arising out of a right or claimed right of any Person with respect to such Intellectual Property; and
(v)Seller (A) has no knowledge that it has infringed, misappropriated, diluted or otherwise violated any intellectual property rights of any Person, (B) has received no written communication that Seller is using or disclosing in an unauthorized manner, infringing, diluting, misappropriating or otherwise violating the right or claimed right of any Person with respect to any intellectual property right, (C) has no knowledge that any of the Intellectual Property is being used or disclosed in an unauthorized manner, infringed, diluted, misappropriated or otherwise violated by any person or entity, or (D) has not entered into any agreement to indemnify any Person against any charge of unauthorized use or disclosure, infringement, dilution, misappropriation or other violation of any intellectual property rights
2.Buyer's Representations and Warranties. 5.2    Buyer's Representations and Warranties Buyer hereby represents and warrants to Seller on the Effective Date and on and as of the Closing Date as follows:
(a)Due Organization. Buyer is a corporation, duly organized, validly existing, in good standing and duly qualified to do business under the laws of the State of Nevada, and has all requisite corporate power and authority to enter into, perform and carry out all of its duties and obligations in the transactions contemplated by this Agreement;
(b)Binding Effect. This Agreement and the other documents to be delivered on the part of Buyer pursuant hereto are (or will be when executed and delivered pursuant hereto) legal, valid and binding obligations of Buyer enforceable in accordance with their terms;
(c)Notices and Approvals, No Violation of Agreements. Except for the matters specified in Section 7.2(a) (relating to Governmental Approvals) hereto: (i) no notice to, or approval or consent of, any Governmental Entity or other Person is required in connection with the execution, delivery and performance of this Agreement by Buyer; and (ii) neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereunder, nor compliance by Buyer with any of the provisions hereof, will violate, conflict with, result in a breach of or constitute a default under or pursuant to any statute, agreement, judicial or administrative order, injunction, award, judgment or decree to which Buyer is a party by which it is bound, which violation, conflict, breach or default would have a material adverse effect on the assets, business or financial condition of Buyer;
(d)Litigation. Buyer is not a party to any legal actions, or governmental action, claims, suits, administrative or other proceedings or investigations before or by any governmental department, commission, board, regulatory authority, bureau or agency, whether foreign, federal, state or municipal or any court, arbitrator or grand jury which would prevent or materially interfere with the consummation of the transactions contemplated by this Agreement. To the best of Buyer's knowledge, no such proceedings are threatened or contemplated by any governmental authority or any other person or entity;
(e)Closing Funds. Buyer has or will have funds available to close this transaction at the Closing in accordance with the terms of this Agreement; and
(f)Brokers. Buyer has not employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated by this Agreement.
3.No Other Representations and Warranties. 5.3    No Other Representations and Warranties Buyer and Seller make no representations and warranties except as set forth in this Agreement.

ARTICLE VI
DISCLAIMER OF WARRANTIES; AS-IS CONVEYANCE; DUE DILIGENCE PERIOD AND INSPECTION; RIGHT OF ENTRY

1.EXCEPT AS SET FORTH IN ARTICLE 5.1 OF THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES WITH SELLER THAT BUYER IS PURCHASING THE PROPERTY IN AN “AS-IS” CONDITION “WITH ALL FAULTS” AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY OTHER WARRANTIES, REPRESENTATIONS OR GUARANTIES, EITHER EXPRESS OR IMPLIED, OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER.
2.Buyer hereby acknowledges to and agrees with Seller that, except as set forth in Section 5.1 of this Agreement, it shall not be entitled to, and should not, rely on the Seller or its agents as to (i) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the hull of the Gaming Vessel, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities or appliances at the Property, if any; (ii) the quality, nature, adequacy or physical condition of soils, sub-surface support or ground water at the Property; (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property, or access thereto; (iv) the development potential of the Property, its habitability, merchantability or fitness, or the suitability or adequacy of the Property for any particular purpose; (v) the zoning classification, use or other legal status of the Property; (vi) the Property's, or its operations' compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, setback requirements, conditions or restrictions of any Governmental Entity or of any other Person; or (vii) the quality of any labor or materials relating in any way to the Property or the nature, status and extent of any right of way, lease, right of redemption, possession, lien, encumbrance, license, reservations, covenant, condition, restriction or any other matter affecting title to the Property.
3.BUYER ACKNOWLEDGES TO AND AGREES WITH SELLER THAT, WITH RESPECT TO THE PROPERTY, SELLER, EXCEPT AS SET FORTH IN SECTION 5.1 OF THIS AGREEMENT, HAS NOT, DOES NOT AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR USE, OR WITH RESPECT TO THE VALUE, PROFITABILITY OR MARKETABILITY OF THE PROPERTY.
4.EXCEPT AS SET FORTH IN SECTIONS 5.1(m) AND 5.1(n) OF THIS AGREEMENT, BUYER ACKNOWLEDGES TO AND AGREES WITH SELLER THAT SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS INCLUDING BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE,

MATERIAL OR SUBSTANCE. Without limiting the foregoing, except as set forth in Sections 5.1(m) and (n), Seller does not make and has not made and specifically disclaims any representation or warranty regarding the presence or absence of any “hazardous substances,” (as hereinafter defined), at, on, under or about the Property or the compliance or non-compliance of the Property with the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Superfund Amendment and Reauthorization Act, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Federal Environmental Pesticides Act, the Clean Water Act, the Clean Air Act, any Federal, State or local so-called “Superfund” or “Superlien Statute,” or any other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any hazardous substances (collectively the “Hazardous Substance Laws”). The disclaimer set forth herein shall not be affected or limited in any way by any investigation conducted by Seller or any contractor, agent or employee of Seller, or delivery by Seller to Buyer of copies of any environmental study or report prepared by any environmental testing firm on behalf of or at the direction of Seller, Buyer or any other party. Seller has not conducted any independent investigation or verification of the contents of any such study or report, the accuracy or completeness of the information contained therein. For purposes of this Agreement, “Hazardous Substance” shall mean and include those elements or compounds which are contained in the list of Hazardous Substances adopted by the United States Environmental Protection Agency and the list of toxic pollutants designated by Congress or the Environmental Protection Agency or under any Hazardous Substance Laws. Hazardous Substances shall also include petroleum products and radon gas. Except as provided in Sections 5.1(m) and (n) of this Agreement, Buyer further acknowledges that neither Seller, nor any broker(s), nor any agent(s) or representative(s) of Seller has provided any representation or warranty with respect to the existence of asbestos or other Hazardous Substance on the Property. Buyer shall have no recourse or claim against Seller, any broker or any agent or representative of Seller with respect to any loss or damage claimed or suffered by any third party arising from the physical condition of the Property, or arising from the existence of any Hazardous Substance on the Property.
5. Buyer acknowledges to and agrees with Seller that Buyer has had and/or has been given pursuant to this Agreement an adequate opportunity to make such legal, factual and other inquiries, inspections and investigations as Buyer deems necessary, desirable or appropriate with respect to the Property. Such inquiries, inspections and investigations of Buyer include, but are not limited to, Assumed Contracts, the physical components of all portions of the Property, the condition of the Property, the existence of any wood destroying organisms or mildew, mold or fungus organisms on the Property, such state of facts as an accurate survey and inspection would show, the present and future zoning ordinances, resolutions and regulations of the city, county and state where the Property is located and the value and marketability of the Property. Buyer acknowledges that Buyer's decision to purchase the Property is made in reliance solely upon the tests, analyses, inspections and investigations that Buyer has made, or had the right to make and opted not, or otherwise failed, to make, and, except as set forth in Article V of this Agreement, not in reliance upon any alleged representation made by or on behalf of Seller.
6.EXCEPT AS SET FORTH IN ARTICLE V AND SECTION 3.1(h) OF THIS AGREEMENT, Buyer acknowledges to and agrees with Seller that Seller does not make and has not made and specifically disclaims any representation or warranty regarding the compliance or non-compliance of the Property with the Americans With Disabilities Act, or any other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning access and accommodation for disabled persons.
7.Except to the extent otherwise provided in Article XIV, Buyer specifically acknowledges and agrees that it hereby waives, releases and discharges any claim it has, might have had or may have against the Seller with respect to the physical condition of the Property, either patent or latent, its ability or inability to obtain or maintain building permits, either temporary or final certificates of occupancy or other licenses for the use or operation of the Property, and/or certificates of compliance for the Property, the actual or potential income or profits to be derived from the Property and the real estate taxes or assessments now or hereafter payable thereon (except as provided in Section 11.4(a) hereof), the compliance with any environmental protection, pollution or land use laws, rules, regulations or requirements, and Buyer agrees that it will hold Seller harmless from future environmental and Hazardous Substance remediation costs except to the extent such remediation costs result from matters caused by Seller.

8.Buyer shall and does hereby indemnify and hold Seller harmless from and against any and all costs, expenses, losses, claims, attorney's fees, or liabilities (including, but not limited to, claims or mechanic's liens) incurred or sustained by Seller, asserted against Seller, or imposed upon or occurring on the Property as a result of Buyer's entry or acts upon the Property prior to Closing excluding any condition existing before Buyer's entry on the Property. Buyer shall and does hereby further indemnify and hold Seller harmless from and against any and all costs, expenses, losses and attorney's fees incurred or sustained by Seller as a result of personal injury or death, property damage or claims of any nature arising from, in connection with or as a result of Buyer's entry onto or activities upon the Property prior to Closing and will provide to Seller a Certificate of Insurance insuring Seller upon a general liability policy acceptable to Seller which protects Seller from the type of claims referenced above; provided, however, that Buyer shall not be responsible for any such damages resulting from Seller's willful misconduct or from a preexisting condition, except that if Buyer exacerbates or aggravates any such preexisting condition, Buyer shall be liable for a portion of such damages only to the extent such damages directly result from such exacerbation or aggravation.

ARTICLE VII
CONDITIONS PRECEDENT TO CLOSING AND COVENANTS

1.Conditions to Closing. 7.1    Conditions to Closing
(a)Conditions to the Parties' Obligation to Effect the Closing. The respective obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction or waiver (as it relates to those conditions that are legally permissible to waive) by each party prior to the Time of Possession of the following conditions:
(i)No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule or regulation which is in effect (whether temporary, preliminary or permanent) and which prevents or prohibits the consummation of the transactions contemplated by this Agreement.
(ii)HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated.
(iii)Governmental Consents. Buyer shall have obtained all material consents, approvals, findings of suitability, licenses, permits, orders or authorizations of and registrations, declarations or filings with any Governmental Entity with jurisdiction in respect of any federal, state or local statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations on any of the Property by Seller, Buyer or any of their respective Affiliates including without limitation any approvals of the Mississippi Gaming Authorities (collectively, the “Gaming Laws”) and the Mississippi laws relating to liquor and beer required or necessary in connection with the transactions contemplated by this Agreement and necessary for ownership and operation of the Property (including, without limitation, approval, licensing or registration of Buyer and its (i) officers, executive directors, key employees or Persons performing management functions similar to officers, (ii) partners or members and (iii) limited partners or members, each, as required by any Governmental Entity) shall have been obtained and made and shall be in full force and effect. As used herein, an “Affiliate” is any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a party to this Agreement.
(b)Buyer's Conditions. The obligations of Buyer to purchase the Property and to make the Closing Date Payment on the Closing Date are subject to the satisfaction or waiver (as it relates to those conditions that are legally permissible to waive) on or prior to the Time of Possession of each of the following conditions:
(i)(A) All terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Seller on or prior to the Time of Possession, including without limitation Sections 4.2 (Title Policy), 7.2(a) (Governmental Approvals), 7.2(b) (Workers Adjustment and Retraining Notification Act), 7.2(c) (Cooperation), and 11.2 (Seller's Delivery) of this Agreement, shall have been complied with and performed in all material respects, (B) except as otherwise provided in Section 8.4(b), all of the representations and warranties of Seller (without regard to any update pursuant to Section 8.4(a)) contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Time of Possession as if made at and as of such time (except, in each case, to the extent the representation or warranty is expressly made as of an earlier date, in which case it shall be true and correct in all material respects as of such earlier date) and (C) all of the representations and warranties of Seller that are qualified by materiality or similar qualifiers (without regard to any update pursuant to Section 8.4(a)) contained in this Agreement) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Time of Possession as if made at and as of such time (except, in each case, to the extent the representation or warranty is expressly made as of an earlier date, in which case it shall be true and correct in all respects as of such earlier date). Seller shall have delivered to Buyer a certificate, executed by an officer of Seller and dated as of the Time of Possession, to the foregoing effect.
(ii)Seller shall have delivered to Escrow Agent the instruments, documents, certificates, and other matters described in Section 11.2;
(iii)Since the execution of this Agreement, there shall have been no damage or loss (other than incidental damage or loss) to the Real Property;
(iv)Seller shall not have received any written or oral notice of, and there shall not be any, initiated or pending condemnation or eminent domain proceedings, or contemplated sales in lieu thereof, involving a partial or total taking of any of the Property;
(v)Buyer shall have obtained the Buyer's Liquor Licensing Approval (as defined in Section 5.1(c));
(vi)Seller shall have delivered to Buyer, at Buyer's sole cost and expense, (i) if requested by Buyer, an ALTA survey for all Land and for the Tidelands Lease (such survey, form of survey certification and date of such survey to be reasonably satisfactory to Buyer) and (ii) a title policy for all Land and for Buyer's interest in the Tidelands Lease (such policies to be ALTA Standard Coverage owner's or leasehold (as applicable) policies (or ALTA Extended Coverage owner's or leasehold (as applicable) policies, if requested by Buyer), together with copies of the underlying documents referenced in each such title policy. The issuer, reinsurers, form of policy, endorsements, and scheduled exceptions for each such title policy shall all be reasonably satisfactory to Buyer. In the case where Seller possesses a valid Title Policy, the requirement set forth herein may be satisfied, at the sole discretion and expense of Buyer, by the obtaining of an endorsement to such Title Policy dating down the coverage thereunder to the date of the Closing; and
(vii)There shall not have occurred any event, change or effect that, when taken individually or together with any other event, change or effect, constitutes a Material Adverse Change in the physical condition of the Property or in the operation of the Business. As used herein, “Material Adverse Change” means (a) physical damage or environmental damage to the Property which results in a decline in the total fair market value of the Property of at least five percent (5%); or (b) a decline in the operating results of the Business such that the EBITDA on an annualized basis shall have been reduced by at least five percent (5%) from where it was last year for the same time period. In the event of a Material Adverse Change, Buyer may terminate this Agreement, in which case Buyer shall be entitled to receive and retain the Deposit and all interest earned thereon.
(viii)Seller shall have prepared and delivered to Buyer the financial statements of the Business for the periods reasonably requested by Buyer, together with all consents, management representation letters, engagement letters and similar documentation reasonably requested by Buyer or Buyer's auditors in connection with Buyer's review of such financial statements.
(ix)Seller shall have applied for, obtained and assigned to Buyer, all building, construction, environmental and related regulatory and governmental permits mutually agreed upon by Buyer and Seller to be necessary for the construction of the Capital Projects (as defined below in Section 12.7) (the “Capital Projects Permits”).
(c)Seller's Conditions. The obligation of Seller to deliver the Property to Buyer at the Time of Possession is subject to the satisfaction or waiver (as it relates to those conditions that are legally permissible to waive) on or prior to the Time of Possession of each of the following conditions:
(i)(A) All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Buyer on or prior to the Time of Possession shall have been complied with and performed in all material respects, (B) except as otherwise provided in Section 8.4(b), all of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Time of Possession as if made at and as of such time (except, in each case, to the extent the representation or warranty is expressly made as of an earlier date, in which case it shall be true and correct in all material respects as of such earlier date) and (C) all of the representations and warranties of Buyer that are qualified by materiality or similar qualifiers shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Time of Possession as if made at and as of such time (except, in each case, to the extent the representation or warranty is expressly made as of an earlier date, in which case it shall be true and correct in all respects as of such earlier date). Buyer shall have delivered to Seller a certificate, executed by an officer of Buyer and dated as of the Time of Possession, to the foregoing effect;
(ii)Buyer shall have deposited the Deposit and the Closing Date Payment into Escrow with Escrow Agent as set forth in Article II and in Section 11.3(a) hereof; and
(iii)Buyer shall have delivered to Escrow Agent the instruments, documents, certificates, and other matters described in Section 11.3.
2.Covenants. 7.2    Covenants
(a)Governmental Approvals.
(i)Buyer and Seller shall use their respective reasonable best efforts to as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, under applicable law or otherwise to consummate and make effective the transactions governed by this Agreement.
(ii)Buyer shall use its reasonable best efforts to (y) obtain from any Governmental Entities any consents, licenses, permits, orders, waivers, variances, exemptions, approvals, licenses, authorizations or orders (including, without limitation, any licenses from and/or findings of suitability, as applicable, by any Governmental Entities, and including the Buyer's Liquor Licensing Approval) required (A) to be obtained or made by Buyer or any of their Affiliates or any of their respective representatives and (B) to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and antitrust and competition laws of any other applicable jurisdiction), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions governed herein, and (z) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement, as required under (A) the HSR Act and antitrust and competition laws of any other applicable jurisdiction, (B) the Gaming Laws and Mississippi laws relating to liquor and beer, and (C) any other applicable law (collectively, the “Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals. Buyer shall pay all filing fees or other costs associated with the HSR Act filing (including the cost of any filing required of Seller) and the other Governmental Approvals, provided that Seller shall bear its own costs of copying or providing information to be used in making the HSR Act filing and/or otherwise obtaining the Governmental Approvals.
(iii)Seller shall use its reasonable best efforts to as promptly as possible, upon the request and direction of Buyer, assist Buyer and cooperate with Buyer in Buyer's efforts to obtain the Governmental Approvals as set forth in the preceding subparagraph (ii) including, at Buyer's request, providing information to Buyer to be used in seeking the Governmental Approvals in a manner consistent with this Agreement including the provisions of subparagraph (iv) immediately below.
(iv)The Buyer and its respective representatives and Affiliates shall file within twenty (20) calendar days after the end of the Due Diligence Period (defined below), all required initial applications and documents in connection with obtaining the Governmental Approvals (including without limitation under applicable Gaming Laws, Mississippi laws relating to liquor and beer and the HSR Act) and shall act diligently and promptly to pursue the Governmental Approvals. Seller shall cooperate with the Buyer in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the Buyer and its advisors prior to filing (provided, that each party may, as it deems reasonably advisable and necessary, redact any competitively sensitive information provided to any party under this Section 7.2(a)(iv) or any information that is not pertinent to the subject matter of the filing or submission, including personal information of individual applicants), and consider and include in good faith all additions, deletions or changes suggested in connection therewith.
(v)Buyer shall use reasonable best efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the Governmental Approvals as promptly as possible. Seller shall attend all such hearings or meetings as the Buyer shall request of Seller. Seller or its advisors shall have the right to attend all such hearings or meetings regardless of whether Buyer has requested Seller's attendance. Buyer shall have the right to review in advance (for a period not to exceed three (3) business days) and, to the extent practicable, each will consult the other on, in each case, subject to applicable laws relating to the exchange of information (including, without limitation, antitrust laws and Gaming Laws), all the information relating to Buyer or Seller, as the case may be, and any of their respective Affiliates or representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions governed by this Agreement. Without limiting the foregoing, each of Buyer and Seller will notify the other promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other with copies of all correspondence between the notifying party or any of its representatives and Governmental Entities with respect to Governmental Approvals. Anything in this Agreement to the contrary notwithstanding, Buyer shall have no obligation to provide to Seller copies of any of Buyer's gaming applications.
(vi)Without limiting the provisions of Section 7.2(a)(i) through (v) Buyer and Seller shall:
(A)each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, on or before six (6) months following the Effective Date (the “Outside Time Limit”), including defending through litigation on the merits any claim asserted in any court by any individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, estate, other entity or “group” (as defined in Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended) (“Person”); and
(B)each use its reasonable best efforts to avoid or eliminate any impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Entity with respect to the Closing so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Time Limit), including implementing, contesting or resisting any litigation before any court or quasi-judicial administrative tribunal seeking to restrain or enjoin the Closing; provided, however, that nothing in this Agreement shall require Buyer or any of its Affiliates to commit to any divestitures, licenses or hold separate or similar arrangements with respect to its, or their respective assets or conduct of business arrangements, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason.
(vii)Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions governed by this Agreement which causes such party to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed. Buyer and Seller each shall use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to prevent the entry by any Governmental Entity of any decree, injunction or other order challenging this Agreement or the consummation of the transactions contemplated by this Agreement, appealing as promptly as possible any such decree, injunction or other order and having any such decree, injunction or other order vacated or reversed.
(viii)From the date of this Agreement until the Closing, each party shall promptly notify the other party in writing of any pending or, to the knowledge of Buyer or Seller, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Closing or any other transaction contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of the Closing.
(ix)From the date of this Agreement until the Closing, Seller shall at its own cost and expense, diligently and expeditiously pursue obtaining the Capital Projects Permits with the assistance of Buyer and its engineering staff and consultants (the “Capital Projects Permits Costs”), which costs Buyer shall reimburse to Seller at the time that all of the Capital Projects Permits are obtained or upon the earlier termination, by Buyer or Seller, of any agreement for the obtaining of the Capital Projects Permits. In addition, Buyer agrees to pay at such time, the unpaid balance of any Capital Projects Permits Costs which Seller is able to defer, directly to the consultants performing the work, to the extent such costs are approved in advance by Buyer
(b)Workers Adjustment and Retraining Notification Act. Due to the provisions of Section 3.7, the parties acknowledge and agree that no notification is required by Seller under the Worker Adjustment and Retraining Notification Act (29 U.S.C. §2102 et seq.) or any similar state law, rule or regulation (collectively, “WARN Act”), if applicable, relating to any termination of any of the employees from employment with Seller occurring at or prior to the Time of Possession, whether or not in connection with the transactions contemplated hereby. Buyer shall be solely responsible for providing notice, if necessary, of any “plant closing” or “mass layoff” (as defined in the WARN Act) occurring after the Time of Possession.
(c)Cooperation. Each party shall make or file all other required notifications and use all reasonable effort to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities which must be obtained by such party in order to consummate the transactions contemplated hereby. Each party shall render the other its full and complete cooperation in giving such notices or obtaining such consents, approvals and authorizations; provided, however, that neither party shall be required to incur any cost or expense in giving notice or obtaining any consent, approval or authorization which the other party is required to give or obtain pursuant to the terms hereof. Each party covenants and agrees promptly to furnish to the other all information and data in the furnishing party's possession requested in writing by the requesting party which is reasonable and necessary in order to assist the requesting party to give the necessary notices or secure any permits, licenses and approvals required in connection with the Business.
(d)State Unemployment Tax Experience Rating. At the option of Buyer, the Seller, if permitted by Mississippi law, shall transfer to Buyer on or after the Time of Possession the Mississippi unemployment tax experience rating of the Business (if any) and any unemployment tax reserve balance with the State of Mississippi (if any). In the event Buyer elects to have such experience rating so transferred, Seller shall cooperate and assist Buyer in accomplishing such transfer.
(e)Access to Information. Seller shall, during the period from the date hereof to the Closing, furnish promptly to Buyer (i) copies of monthly financial reports and development reports, (ii) the Financial Statements and (iii) all other information concerning the Business, as Buyer may reasonably request. Buyer will hold any such information furnished to it by Seller, which is nonpublic, in confidence in accordance with the Confidentiality Agreement dated February 1, 2010 between Buyer and Seller (the “Confidentiality Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 7.2(e) shall affect or be deemed to modify or limit any of the representations, warranties, covenants or agreements contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated herein.
Following the Time of Possession, upon reasonable notice, Buyer shall provide Seller with reasonable access and duplicating rights, subject to the terms of the Confidentiality Agreement, during normal business hours, to all of Buyer's personnel, Property, Assumed Contracts, books and records related to Seller (other than the Excluded Property) and shall cooperate with Seller, subject to the terms of Article XIV, as reasonably necessary for Seller to pursue or defend, as required or permitted by this Agreement, any third party suit, claim, action, proceeding or investigation relating to the claims in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any suit, claim, action, proceeding or investigation related to the Excluded Property. Notwithstanding the foregoing, Buyer shall not be required to provide any information which (i) it reasonably believes it may not provide to Seller and its representatives by reason of applicable law or by a confidentiality agreement with a third party, or (ii) constitutes information protected by the attorney/client and/or attorney work product privilege. If any material is withheld by Buyer pursuant to the immediately preceding sentence, Buyer shall inform Sellers as to the general nature of the material which is being withheld.
(f)Publicity. Buyer shall be solely responsible for all press releases, public disclosures and public statements with respect to any of the transactions contemplated hereby; provided, however, that Buyer shall consult with Seller before issuing same and all such press releases, disclosures and statements shall be jointly approved by Buyer and Seller with both Seller's and Buyer's approval not to be unreasonably withheld, conditioned or delayed; provided further, however, that Seller shall not object to any information in a press release, disclosure or statement which Buyer is required under the law to disclose to the public (including without limitation the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any Gaming Laws) or any listing agreement with the New York Stock Exchange.
Notwithstanding anything to the contrary herein, Buyer and any of its Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by Buyer and do not reveal non-public information regarding Buyer or Seller.
(g)IP Chip Redemption. Subject to Buyer's option to retain the IP Chips pursuant to Section 1.3(k), within fifteen (15) calendar days prior to the Closing, Seller shall file a plan (the “Plan”) for the redemption and disposal by IPM of the IP Chips. Such Plan shall provide for the retention by IPM at Closing of all IP Chips, and shall include the form of publication notice and the terms of publication, shall be approved by Buyer and shall comply with the provisions of Section 1.3(k) hereof. Buyer and Seller shall implement the Plan as approved. If Buyer does not elect to exercise its option pursuant to Section 1.3(k), Buyer agrees to redeem and deliver to IPM, subject to the Plan all IP Chips presented to it at the Hotel/Casino, and IPM shall reimburse Buyer for all IP Chips so redeemed and delivered to IPM. Thirty (30) calendar days, sixty (60) calendar days, ninety (90) calendar days and one hundred twenty (120) calendar days following the Closing, Buyer shall provide IPM with an accounting showing the dollar amount of IP Chips that Buyer has redeemed. Within ten (10) calendar days following receipt by IPM of each such accounting, IPM shall pay Buyer the amount shown to be due in such accounting. If Buyer does not elect to retain the IP Chips, nothing in this Section 1.3(k) shall be deemed to constitute Buyer's assumption of any liability associated with the IP Chips, and IPM expressly acknowledges that all such liabilities are its sole and absolute responsibility.

ARTICLE VIII
CONDUCT OF BUSINESS

1.Conduct of Business. 8.1    Conduct of Business Seller covenants and agrees that, after the Effective Date and prior to Closing (unless Buyer consents in writing otherwise):
(a)Seller will conduct its Business in the regular and Ordinary Course of Business, pay its debts and Taxes when due, pay or perform its other obligations when due and will use all reasonable efforts to preserve its relationships with suppliers, customers and others having relationships with Seller pertaining to the Business;
(b)Seller will not incur any material liabilities, except in the Ordinary Course of Business;
(c)Seller will make such repairs and replacements and perform such maintenance operations as are necessary to maintain and keep the Property in substantially the same repair, working order and condition as such Property is in on the date hereof (reasonable wear and tear and damage from fire or other casualty excepted). Without Buyer's consent, except as set forth in Schedule 8.1(c), Seller will not commit to make any capital expenditure for any capital improvement relating to the Property which would be required to be paid or assumed by Buyer at or after the Time of Possession, which has not been scheduled and as to which Buyer has not consented in writing, except that no consent of Buyer shall be required for expenditures related to new slot machines, slot machine manufacturer participation agreements, player tracking programs, room remodeling and renovations, room corridor renovations, elevator lobby remodeling and renovations, room closet door installations, barge hull remediation (including re-plating), dredging, welding, the repair or replacement of EIFS, and air conditioning upgrades and renovations (the portion of the cost of which has become due as of the Time of Possession, shall be paid by Seller). In the event that Buyer makes a written request to Seller to change an ongoing or proposed capital improvement in a manner that would increase the cost, or in the event Buyer's consent to a capital improvement is conditioned in writing by Buyer upon a change which would increase the cost, then Seller may elect to incorporate the Buyer's suggested change, and Buyer shall within ten (10) calendar days following a demand by Seller, pay to Seller in immediately available funds the increase in cost due to the change (the “Cost Increase”), which shall be non-refundable and which shall increase the Purchase Price by the amount of the Cost Increase and shall be credited against the Purchase Price at Closing;
(d)Seller will not voluntarily sell or otherwise dispose of (i) any Real Property; or (ii) any other of the Property, except in the Ordinary Course of Business as previously conducted. To the extent Seller sells or disposes of any Property other than Real Property, Seller shall replace same with a similar item or a suitable alternative therefor;
(e)Seller will maintain in full force and effect its existing insurance covering the improvements on the Property and the contents thereof. Seller shall request any consents necessary to transfer the insurance policies listed in Schedules 1.2(i) and 1.2(j) to Buyer. At the request of Buyer and at Buyer's sole cost and expense (which shall be paid or secured in advance to the reasonable satisfaction of Seller), the amount of insurance against fire and other casualties which, at the date of this Agreement, Seller carries on the Real Property, shall be increased (at Buyer's expense) by such amount or amounts as Buyer shall reasonably specify to Seller in writing;
(f)Seller will not breach, amend, terminate (other than for cause or in the Ordinary Course of Business) or waive any rights under any Assumed Contract to be assigned to and assumed by Buyer hereunder;
(g)Unless otherwise permitted by Section 8.1(c), without Buyer's consent, which shall not be unreasonably withheld, Seller will not, after the end of the Due Diligence Period, enter into any contract, or series of related contracts that would be Assumed Contracts hereunder, except in the Ordinary Course of Business and all such contracts shall expressly permit assignment by Seller to Buyer at the Time of Possession or condition such assignment on the payment, directly or indirectly, of additional consideration;
(h)Unless diligently contested in good faith (and then such contest shall only be pursued so as to not delay the Closing), Seller shall promptly comply with any and all notices of violation of laws, federal, state, municipal or county ordinances, regulations, orders or requirements of departments of housing, building, fire, or other federal, state, municipal or county departments or other governmental authorities having jurisdiction over the Property or the use of operation thereof;
(i)Seller shall promptly disclose in writing to Buyer any change in any facts or circumstances which would make any of the representations or warranties of Seller inaccurate, incomplete or misleading to the detriment of Buyer;
(j)From the date hereof through and including the Closing, except as expressly provided herein or with Buyer's written consent, Seller shall not (i) mortgage, pledge, or subject to lien, encumbrance or charge any of the Property; (ii) sell or transfer any of the Property; (iii) permit any damage, destruction or loss (whether or not covered by insurance) which would materially and adversely affect the Property; or (iv) waive any material rights with respect to the Property;
(k)All Tax Returns of Seller required by law to be filed will be duly filed on a timely basis (subject to timely and properly filed extensions), and all Taxes of Seller which are due and payable will be paid on a timely basis;
(l)Other than (i) for customary review and wage increases for Seller's employees consistent with historical practices of Seller, and (ii) for commitments which arise by Seller's hiring of employees in the Ordinary Course of Business, Seller shall not adopt or amend any new bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust plan fund or other arrangement for the benefit or welfare of any employee or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing plan, current practice or arrangement;
(m)Seller shall not make any representation to any employee of Seller that is inconsistent with or contrary to the provisions of this Agreement;
(n)Seller shall not close, shut down, or otherwise eliminate any part of the Business, except for such closures, shutdowns or eliminations which are (i) required by action, order, writ, injunction, judgment or decree or otherwise required by applicable law, (ii) due to acts of God or other force majeure events, or (iii) temporary closures in the Ordinary Course of Business by reason of lack of business;
(o)Seller shall not make any material changes to advertising or marketing plans of the Business;

(p)Seller shall not terminate any employees (other than in the Ordinary Course of Business);
(q)Seller shall not violate any material Legal Requirement applicable to Seller or the Business;
(r)Seller shall not, without disclosing to and first obtaining the consent of Buyer, take any action that would make any of its representations and warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder; and
(s)Seller shall not enter into any contract, agreement or undertaking to take any of the actions described in Section 8.1(b), (d), (f), (g), (j), (l), (m), (n), (o), (p), (q) and (r) above.
2.Payment of Liabilities. 8.2    Payment of Liabilities Except for the Assumed Liabilities, all non-contingent outstanding liabilities of the Business which are known to Seller and which are due and payable at or prior to the Time of Possession, including without limitation any delinquent Taxes, shall be paid in full by Seller on or before the Time of Possession.
3.No Solicitation of Competing Transaction. 8.3    No Solicitation of Competing Transaction Seller shall immediately cease, and shall cause it representatives to immediately cease, any and all existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Competing Transaction (as hereinafter defined). At all times during the period commencing with the Effective Date and continuing until the earlier of (a) the Closing, or (b) the termination of this Agreement pursuant to its terms, Seller shall not, and Seller shall cause its representatives not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information regarding the Business or the Property or the Assumed Liabilities) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of Seller, the Business or the Property or the Assumed Liabilities (whether by way of merger, purchase of equity, purchase of assets or otherwise) (a “Competing Transaction”); or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing. If at any time prior to the earlier of (x) the Closing or (y) the termination of this Agreement pursuant to its terms, Seller is approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), Seller shall promptly inform Buyer regarding such contact and furnish Buyer with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and Seller shall keep Buyer informed of the status and details of any future notices, requests, correspondence or communications related thereto.
4.Updates by Seller. 8.4    Updates by Seller
(a)From the Effective Date to the Closing, Seller shall give prompt notice in writing to Buyer of:
(i)the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the Effective Date and that caused or constitutes or that is reasonably likely to cause or constitute information contrary to any representation or warranty made by Seller in this Agreement; and
(ii)any event, condition, fact or circumstance that first occurs, arises or exists after the Effective Date and that would cause or constitute information contrary to any representation or warranty made by Seller in this Agreement (as to which Seller had no knowledge or notice as of the Effective Date) if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the Effective Date;
(b)Prior to the end of the Due Diligence Period (i) the parties shall have the right to examine the books and records of the Company in the various departments of the Company for the purpose of establishing the accuracy of the schedules and exhibits and (ii) the Seller shall prepare a set of schedules and exhibits (the “Jointly-Approved Schedules and Exhibits”) which is accurate as of that time and which shall be approved in writing by both the Buyer and Seller. This Agreement shall be deemed amended to conform to such Jointly-Approved Schedules and Exhibits. In the event that the parties do not agree to such Jointly-Approved Schedules and Exhibits during the Due Diligence Period, Buyer or Seller shall have the right to terminate this Agreement, in which event the Deposit and all interest earned thereon shall be returned to Buyer. In addition, within twenty-four (24) hours prior to the Time of Possession, the parties shall jointly approve updates to the following schedules and exhibits (the “Updated Schedules and Exhibits”): Schedules 3.1(a), 3.1(f), 3.1(i), 3.4, 5.1(c), 5.1(f), 8.1(c), 11.4(e)(iii), and 11.4(e)(iv). This Agreement shall be deemed amended to conform to such Updated Scheduled and Exhibits.
(c)If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 8.4(a) requires any material change in the schedules and exhibits to this Agreement, or if any such event, condition, fact or circumstance would require such a change assuming such schedules and exhibits were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller shall promptly deliver to Buyer, for Buyer's approval, a proposed update to such schedules and exhibits specifying such change, and approval of such schedules and exhibits by Buyer shall not be unreasonably withheld. This Agreement shall be deemed amended to conform to such updated schedules and exhibits as are approved by Buyer and Seller.
(d)The Jointly-Approved Schedules and Exhibits and the Updated Scheduled and Exhibits, as well as any update specifying an item to be disclosed solely pursuant to Section 8.4(a) shall be deemed to supplement and amend such schedules and exhibits for the purpose of determining the accuracy of any representations and warranties made by Seller for the purpose of Section 14.1.
(e)The accuracy and content of (1) the Jointly-Approved Schedules and Exhibits shall be deemed conclusive at the end of the Due Diligence Period, (2) any update specifying an item to be disclosed solely pursuant to Section 8.4(a) shall be deemed conclusive at the time of such update, and (3) the Updated Schedules and Exhibits shall be deemed conclusive at the Time of Possession.

ARTICLE IX
DAMAGE, DESTRUCTION AND CONDEMNATION

1.In the event that all or any substantial portion of the Real Property shall be taken in condemnation or under the right of eminent domain before the Time of Possession, Buyer may, at its option, either (i) terminate this Agreement by delivering written notice thereof to Seller and receive an immediate refund of the Deposit and all interest earned thereon, or (ii) proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event Seller shall deliver to Buyer at the Closing, or as soon thereafter as received, any proceeds actually received by Seller that are attributable to the Real Property taken by such condemnation or eminent domain proceeding, shall assign to Buyer any right it may have to receive proceeds that are attributable to the Real Property taken by such condemnation or eminent domain proceeding, and there shall be no reduction in the Purchase Price. For the purposes of this provision, a “substantial portion” of the Real Property shall be deemed to include any taking equal to or greater than 5% of the gross number of square feet of the Real Property.
2.In the event that all or any substantial portion of the Real Property shall be damaged or destroyed by fire or other casualty (a “Material Loss to the Real Property”) after the Effective Date and before the Time of Possession, Buyer may, at its option, either (i) terminate this Agreement by written notice thereof to Seller and receive an immediate refund of the Deposit and all interest earned thereon, or (ii) proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event Seller shall deliver to Buyer at the Closing, or as soon thereafter as received, any insurance proceeds actually received by Seller that are attributable to the Real Property damaged by such casualty, shall assign to Buyer any right it may have to receive insurance proceeds that are attributable to the Real Property damaged by such casualty, and there shall be no reduction in the Purchase Price. For the purposes of this provision, a “substantial portion” of the Real Property shall be deemed to include any casualty loss affecting a portion of the Real Property equal to or greater than 5% of the gross number of the square feet contained in the buildings and other improvements that are situated on the Real Property.
3.In the event that less than a substantial portion of the Real Property shall be damaged or destroyed by a casualty or taken in condemnation or under the right of eminent domain before the Time of Possession, or in the event the circumstances specified in Sections 9.1 or 9.2 above are applicable, and Buyer fails to give Seller proper notice of termination, then the parties shall proceed to close this transaction and any proceeds actually received by Seller attributable to the Real Property from such casualty, condemnation or eminent domain shall be delivered or assigned to Buyer at Closing or as soon thereafter as available, and there shall be no reduction in the Purchase Price.

ARTICLE X
TERMINATION; REMEDIES

1.Termination. 10.1    Termination This Agreement may be terminated by:
(a)Buyer in its sole discretion, at any time prior to the day that is forty-five (45) calendar days following the first Monday after the Effective Date (the “Due Diligence Period”), in which case Buyer shall not be obligated to make the Deposit;
(b)The mutual written consent of Seller and Buyer at any time prior to the Closing, in which case, unless the parties agree otherwise, Buyer shall be entitled to receive and retain the Deposit and all interest earned thereon;
(c)Seller, at any time prior to the Closing, if (i) Buyer has breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement which (1) would result in a failure of a condition set forth in Section 7.1(c) hereof and (2) has not been cured in all material respects within thirty (30) calendar days after receipt of written notice thereof from Seller; provided, however, that Seller's right to terminate this Agreement under this Section 10.1(c) shall not be available if, at the time of such intended termination, Buyer has the right to terminate this Agreement under Section 10.1(h) hereof; or (ii) Buyer fails to timely deliver the balance of the Closing Date Payment and other funds referenced in Section 11.3(a) on or before twelve o'clock noon (Las Vegas time) on the Closing Date, as provided in Section 11.3. If termination occurs pursuant to this Section 10.1(c), Seller shall be entitled to and Seller's sole remedy shall be to receive and retain the Deposit and all interest earned thereon, plus the costs of the Survey and Phase I (defined below), if not previously paid by Buyer, as liquidated damages per Section 10.3(b);
(d)Seller or Buyer, at any time prior to the Closing, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Time Limit, in which case Seller shall be entitled to receive and retain the Deposit and all interest earned thereon unless the failure to consummate the transactions contemplated hereby prior to the Outside Time Limit is due to an uncured Seller's default, in which event each of Buyer and Seller shall be entitled to receive and retain fifty percent (50%) of the Deposit and all interest earned thereon; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of such action;
(e)Seller, at any time prior to the Closing, if any Governmental Approvals expressly require Seller to perform acts or do or refrain from doing anything that Seller would be unable to do without causing a change that is reasonably likely to be materially adverse to the properties, assets (including the Property), liabilities (including the Assumed Liabilities) of Seller or the Business taken as a whole, in which case each of Buyer and Seller shall be entitled to receive and retain fifty percent (50%) of the Deposit and all interest earned thereon; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of such action;
(f)Seller or Buyer at any time prior to the Closing, if any Governmental Entity has made a final non-appealable written determination that such Governmental Entity will not issue to Buyer any required Governmental Approvals, in which case each of Buyer and Seller shall be entitled to receive and retain fifty percent (50%) of the Deposit and all interest earned thereon; provided, however, that the right to terminate this Agreement under this Section 10.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of such action;
(g)Seller or Buyer, at any time prior to the Closing, if a court of competent jurisdiction or other Governmental Entity shall have issued a non-appealable final order, decree or ruling or taken any other non-appealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and one or more of the transactions contemplated hereby, in which case each of Buyer and Seller shall be entitled to receive and retain fifty percent (50%) of the Deposit and all interest earned thereon; provided, however, that the right to terminate this Agreement under this Section 10.1

(g) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of such action;
(h)Buyer, at any time prior to the Closing, if Seller has breached any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 7.1(b) hereof and (ii) is not cured in all material respects within thirty (30) calendar days after receipt of written notice thereof from Buyer, in which case Buyer shall be entitled to receive and retain the Deposit and all interest earned thereon; provided, however, that Buyer's right to terminate this Agreement under this Section 10.1(h) shall not be available if, at the time of such intended termination, Seller has the right to terminate this Agreement under Sections 10.1(c) hereof;
(i)Buyer, at any time prior to the Closing, in the event that a substantial portion of the Real Property is taken in condemnation or under the right of eminent domain prior to the Time of Possession, or a Material Loss to the Real Property occurs prior to the Time of Possession, in which case Buyer shall be entitled to receive and retain the Deposit and all interest earned thereon; provided, however, that the termination right set forth in this Section 10.1(i) is subject to the terms and conditions set forth in Article IX hereof;
(j)Buyer or Seller, in accordance with the provisions of Section 8.4(b) hereof, in which case Buyer shall be entitled to receive and retain the Deposit and all interest earned thereon;
(k)Buyer, at any time prior to the Closing, if any event, condition, fact or circumstance is required to be disclosed by Seller pursuant to Section 8.4(a), in which case Buyer shall be entitled to receive and retain the Deposit and all interest earned thereon;
(l)Buyer, at any time prior to the Closing, in accordance with the provisions of Section 4.1 hereof, in which case Buyer shall be entitled to receive and retain the Deposit and all interest earned thereon; provided, however, that the termination right set forth in this Section 10.1(l) is subject to the terms and conditions set forth in Section 4.1 hereof; or
(m)Buyer, at any time prior to the Closing, in the event a Material Adverse Change occurs, in which case Buyer shall be entitled to receive and retain the Deposit and all interest earned thereon.
(n)Buyer, if as of the Outside Time Limit or earlier termination of this Agreement, Seller has failed to obtain the Capital Projects Permits as set forth in Sections 7.1(b)(ix) and 7.2(a)(ix), in which case Buyer shall be entitled to receive and retain the Deposit and all interest earned thereon.
2.Effect of Termination. 10.2    Effect of Termination
(a)Liability. In the event of termination of this Agreement, this Agreement shall become void and have no effect, without any liability on the part of any party or its members, directors, officers or stockholders, other than (i) the obligations set forth in this Article X and Sections 16.8 and 16.10, (ii) any obligation to require the disbursement of the Deposit and all interest earned thereon as provided in Section 10.1 above, and (iii) the Indemnity Cap provided in Section 14.1(c).
(b)Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated; provided, however, that the cost of the Survey and of any environmental Phase I report (the “Phase I”) shall be paid by Buyer in any event, or reimbursed by Buyer to Seller, if applicable.
3.Breach; Liquidated Damages. 10.3    Breach; Liquidated Damages
(a)If Seller terminates this Agreement pursuant to Section 10.1(a)-(g) and (j), then (i) the Deposit Escrow created hereby shall, without further notice to Escrow Agent, be at an end and shall terminate; (ii) Seller shall be entitled to retain copies of all survey, inspection, evaluation and other reports on the Property prepared by or for Buyer; (iii) subject to Section 10.1 hereof, Seller shall receive and retain the portion of the Deposit provided in Section 10.1 (a)-(g) and (j), as applicable, together with all interest earned thereon, plus the costs of the Survey and Phase I, if not previously paid by Buyer, as and for Seller's liquidated damages and sole remedy for breach and not as a penalty or forfeiture, actual damages being difficult or impossible to measure as set forth in Section 10.3(b) hereof; and (iv) no party shall have any further claim against the other and each party shall be fully released and discharged from any obligation to the other by reason of having heretofore entered into this Agreement and the Deposit Escrow created hereby.
(b)Buyer is fully aware that if the Buyer does not perform its obligations or otherwise breaches this Agreement, Seller will sustain substantial damages. Buyer hereby agrees that the Deposit shall be security for the faithful performance of this Agreement and in the event of Seller's termination of this Agreement pursuant to Section 10.1(a)-(g) and (j), the portion of the Deposit and the interest earned thereon provided in Section 10.1(a)-(g) and (j), as applicable, plus the costs of the Survey and Phase I, if not previously paid by Buyer, shall be deemed to be liquidated damages and shall be paid to and retained by Seller because of the difficulty in ascertaining the exact amount of damages sustained by Seller by reason of such default. It is expressly understood and agreed that Seller's actual damages would be substantial, continuing and extremely difficult to ascertain, and that the payment of the applicable portion of the Deposit and interest earned thereon, plus the costs of the Survey and Phase I, if not previously paid by Buyer, is intended to be a good faith estimate of the Seller's actual damages and not a penalty or forfeiture.
(c)If, at any time, Seller shall have materially defaulted in any of its obligations hereunder, Buyer may, as its sole remedy hereunder (except for any claim that Buyer may have to the Indemnity Cap as defined in Section 14.1(c)), by serving notice in writing upon Seller and Escrow Agent in the manner provided herein: (i) elect to terminate this Agreement and declare it null and void and, subject to Section 10.1 hereof, receive and retain the Deposit and all interest earned thereon; (ii) elect to waive any such conditions, title objections or defaults and to consummate the transaction contemplated by this Agreement, subject to, and in accordance with the rights of Buyer pursuant to Section 8.4; and/or (iii) seek specific performance of Seller's obligations hereunder. The parties agree that the remedy of specific performance will not be applicable in situations where there are outstanding title objections (except liens or encumbrances created by or arising as a result of the acts of Seller that may be satisfied by the payment of money) unless all said title objections are waived by Buyer. The parties further agree that in the event the Buyer seeks the remedy of specific performance, Buyer shall, within three (3) business days after the entry of any order or judgment for specific performance, deposit the entire balance of the Purchase Price into the Closing Escrow, or with the court. Seller hereby acknowledges and agrees that the failure of Seller to perform its agreements and covenants hereunder could cause irreparable injury to Buyer, for which damages, even if available, may not be an adequate remedy. Accordingly, except where Seller terminates as authorized by Article X, Seller hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of Seller's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

ARTICLE XI
CLOSING

1.Closing. 11.1    Closing The “Recording” shall be the recording of the Deeds (as defined in Section 11.2(a)) in the Office of the Chancery Clerk in Harrison County, the Second Judicial District, Biloxi, Mississippi (the “Recorder”) and the “Closing Date” shall be the date that the Recording occurs. As used herein, the “Closing” is defined as the performance by the Title Agent of the matters set forth in Sections 8 and 9 of the Closing Escrow Agreement, and the Closing shall be deemed to be effective as of the Time of Possession, at which time Buyer shall be deemed to have received delivery of the Deeds and of the other documents referenced in Section 11.2(a) through (p), and Seller shall be deemed to have received delivery of the documents referenced in Section 11.3(b) through (j), even though the actual physical delivery of such documents shall not be made until after the Recording. Unless this Agreement shall earlier terminate as permitted or required by this Agreement, the Closing shall take place at the offices of the Title Agent and the Escrow Agent, and unless extended by written agreement of the parties, time being made expressly of the essence thereof, the Closing Date shall be on the third business day following satisfaction or waiver of all the conditions set forth in Article VII hereof (other than those conditions to be satisfied or waived at the Closing).
On the Closing Date, Title Agent shall cause the Recording of the Deeds to occur, Escrow Agent is hereby irrevocably instructed by both Seller and Buyer that immediately following the Recording, Escrow Agent shall, by federal wire transfer, cause the Purchase Price which it shall be holding pursuant to Section 11.3(a) hereof to be transferred to Seller's bank account in accordance with the terms of the Closing Escrow Agreement, following which Title Agent and Escrow Agent shall deliver to Buyer the items set forth in Sections 11.2(a) through (p) and Title Agent or Escrow Agent, as applicable, shall deliver to Seller the other items set forth in Sections 11.3(b) through (j).

2.Seller's Delivery. 11.2    Seller's Delivery On the day prior to the Closing Date, Seller shall deliver to Title Agent or Escrow Agent, as applicable, the following (executed and notarized as applicable by Seller):
(a)To Title Agent, Special Warranty Deeds (“Deeds”) conveying the Real Property to Buyer subject only to the Permitted Exceptions and other matters permitted under Section 4.1 in the form attached hereto as Exhibits L(1) and L(2). The Deeds shall be in recordable form (to be subsequently attached as Schedule 11.2(a) prior to Closing), conveying title to such property to Buyer subject to the Permitted Exceptions, in such form as shall be reasonably approved by Buyer's counsel and Seller's counsel that contains the following express covenants and warranties, and none other, on the part of the grantor, for itself and its successors, to the grantee, its successors and assigns that previous to the time of the execution of the conveyance, the grantor has not conveyed the same property or any right, title or interest therein to any person other than the grantee; and that the real property is, at the time of the execution of the conveyance, free from encumbrances done, made or suffered by the grantor or any person claiming under him (the “Deed Warranties”);
(b)To Escrow Agent, four (4) executed originals of the bill of sale conveying the Personal Property and Gaming Equipment to Buyer, subject to no liens or encumbrances other than Permitted Encumbrances in the form of Bill of Sale-Personal Property and Gaming Equipment attached hereto as Exhibit M;
(c)To Escrow Agent, four (4) executed originals of an assignment to Buyer of all of Seller's right, title and interest in and to the Intangible Property in the form of Assignment and Assumption Agreement-Intangible Property attached hereto as Exhibit N;
(d)To Escrow Agent, four (4) executed originals of an assignment to Buyer of all of Seller's right, title and interest in and to the Assumed Contracts and Assumed Liabilities, to be effective at the Time of Possession, in the form of Assignment and Assumption Agreement- Assumed Contracts and Assumed Liabilities attached hereto as Exhibit O;
(e)To Escrow Agent, four (4) executed originals of an assignment to Buyer of all of Seller's right, title and interest in and to the Tidelands Lease to be effective at the Time of Possession in the form of the Assignment and Assumption Agreement-Tidelands Lease attached hereto as Exhibit P;
(f)To Escrow Agent, the Assumed Contracts, except to the extent previously or separately delivered to Buyer or located at the Real Property;
(g)To Escrow Agent, all consents obtained by Seller with respect to assignment of any of the Assumed Contracts except to the extent previously or separately delivered to Buyer;
(h)To Title Agent, four (4) executed originals of a Certificate of Non-Foreign Status properly executed by officers of Seller containing such information as shall be required by Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (“Code”) and the applicable regulations issued thereunder in the form attached hereto as Exhibit Q;
(i)To Escrow Agent, four (4) executed originals of a Confirmation of Transfer of Guest Baggage and Patron Deposits in the form attached hereto as Exhibit R;
(j)To Escrow Agent, certificates of titles, endorsed for transfer to Buyer, for all vehicles and four (4) executed originals of a Bill of Sale-Passenger/Delivery Vehicles in the form attached hereto as Exhibit S;
(k)To Escrow Agent, four (4) executed originals of an assignment to Buyer of all of Parent Licensor's right, title and interest in and to the License Agreement dated effective as of December 22, 2005 by and between Parent Licensor and Harrah's Imperial Palace Corp., to be effective at the Time of Possession, in the form of Assignment and Assumption Agreement- Harrah's License Agreement attached hereto as Exhibit T;
(l)To Escrow Agent, four (4) executed originals of a Servicemark and Trademark Assignment Agreement to be effective at the Time of Possession, in the form attached hereto as Exhibit U;
(m)To Escrow Agent, four (4) executed originals of a Servicemark and Trademark Assignment Agreement to be effective at the Time of Possession, in the form attached hereto as Exhibit V;
(n)To Escrow Agent, four (4) executed originals of a Servicemark, Trademark, Domain

Name and Website Assignment Agreement to be effective at the Time of Possession, in the form attached hereto as Exhibit W;
(o)To Escrow Agent, four (4) executed originals of an Assignment of the Right to Use the Name Studio B to be effective at the Time of Possession, in the form attached hereto as Exhibit X;
(p)To Escrow Agent, five (5) executed originals of a Deposit Escrow Agreement in the form attached hereto as Exhibit I;
(q)To Escrow Agent, five (5) executed originals of a Closing Escrow Agreement in the form attached hereto as Exhibit J (with a copy to Title Agent and Title Insurance Company);
(r)To Escrow Agent, four (4) executed originals of (i) an Assignment of Casualty Insurance Policies in the form attached hereto as Exhibit G for each of Seller's insurance policies listed on Schedule 1.2(i), and (ii) an Assignment of Liability Insurance Policies in the form attached hereto as Exhibit H for each of Seller's insurance policies listed on Schedule 1.2(j);
(s)To Escrow Agent, four (4) executed originals of the certificate required by Section 7.1(b)(i) hereof;
(t)To Escrow Agent and Title Agent, a copy of a written consent from the managers or members of Seller, authorizing Seller to execute and perform this Agreement and any other agreements contemplated hereby by Seller; and
(u)To Escrow Agent, such other agreements, notices, certificates or other instruments as are required to be delivered by Seller hereunder.
Possession shall be delivered to Buyer as of midnight (Mississippi time) on the Closing Date (i.e. one minute after 11:59 p.m. on the day prior to the Recording which shall be referenced as the “Time of Possession”), and to the extent applicable, the transfer of possession shall be pursuant to a closing memorandum approved by any Governmental Entity.
At or prior to the Time of Possession, authorized representatives of Buyer and Seller shall take inventory of (i) all baggage, suitcases, luggage, valises and trunks of hotel guests checked or left in the care of Seller, (ii) all luggage or other property of guests retained by Seller as security for unpaid accounts receivable, and (iii) the contents of the storage room; provided, however, that no such baggage, suitcases, luggage, valises or trunks shall be removed from the Hotel/Casino by Seller after inventory and prior to the Time of Possession, and all such baggage and other items shall be sealed in a manner to be agreed upon by the parties and listed in an inventory prepared and signed jointly by representatives of Buyer and Seller at or prior to the Time of Possession. Buyer shall be responsible from the Time of Possession and thereafter for all baggage and other items listed in such inventory and, where the seals have been broken, for the contents thereof. Seller shall be responsible for said contents if the seals have not been broken and for all luggage or other property of guests not listed on such inventory or retained by Seller as security for unpaid accounts receivable. By conveying the Property to Buyer at the Time of Possession, Seller shall be deemed, without further action, to have assigned any storage, warehouse or innkeepers liens it may have under applicable law.
Safe deposit boxes in use by customers at the Time of Possession will be sealed prior to the Time of Possession in a reasonable manner mutually agreeable to Buyer and Seller. Representatives of both Buyer and Seller shall be given notice and an opportunity to be present when a seal is broken. Seller will have no further responsibility for seals broken without the presence of Seller's representative unless such representative fails to be present after being provided notice pursuant to this Article. Buyer will have no responsibility for loss or theft from a safe deposit box whose seal was broken in the presence of Seller's representative without the presence of Buyer's representative, but after having given such representative notice as provided below. Seller will make a representative available within one (1) hour after Buyer notifies the person whom Seller will from time to time designate. Prior to the Time of Possession, Seller shall designate in writing its initial safe deposit representative. All safe deposit keys, combinations and records shall be delivered to Buyer at the Time of Possession.
Prior to the Time of Possession, Seller and Buyer shall perform the following functions for all motor vehicles that were checked and placed in the care of Seller: (i) mark all motor vehicles with a sticker or tape; and (ii) prepare an inventory of such items (“Inventoried Vehicles”) indicating the valet check stub number applicable thereto and any damage thereto. Thereafter, Buyer shall be responsible for the Inventoried Vehicles except for any damage indicated in the inventory.

Subject to Buyer's option to retain the IP Chips pursuant to Section 1.3(k), at the Time of Possession, Seller shall remove and retain the IP Chips and any Non-Redeemable Chips, and Buyer shall then use its own chips and tokens for the operation of the casino.
Pursuant to and in order to comply with any statutes relating to the payment of taxes (e.g., unemployment taxes), such amounts as Buyer and Seller reasonably estimate are necessary to comply with the provisions of such statutes will be withheld by Escrow Agent out of the Closing Escrow, and will be payable to Seller after Closing at such time as Seller furnishes Buyer or Buyer's assignee and Escrow Agent receipts or certificates provided for in such statutes, or if not so provided for, such evidence as Buyer or Buyer's assignees may reasonably require to assure Buyer or Buyer's assignee that the applicable obligations have been paid. If Seller does not produce such receipts or certificates within the time period provided for in such statutes, or if any lien or claim therefore is asserted against Buyer or Buyer's assignee or the Property, Escrow Agent shall pay such withheld sums to the appropriate governmental or other taxing authority. Any payments made pursuant to this Section 11.2 shall be paid in accordance with the terms and conditions of the Closing Escrow Agreement.
3.Buyer's Delivery. 11.3    Buyer's Delivery On or before twelve o'clock noon (Las Vegas Time) on the day prior to the Closing Date, Buyer shall deliver or cause to be delivered to Escrow Agent the following:
(a)By federal wire transfer, the Closing Date Payment pursuant to Section 2.2(b) hereof, plus sufficient funds to pay for its Closing obligations, including any Real Property transfer taxes, if any, Title Policy premiums, Escrow fees and any other payments to be made on or before twelve o'clock noon on the day prior to the Closing Date by Buyer as provided in this Agreement.
(b)Four (4) executed originals of the certificate required by Section 7.1(c)(i) hereof;
(c)Such other agreements, notices, certificates and other instruments as are required to be delivered by Buyer hereunder;
(d)Four (4) executed originals of the bill of sale conveying the Personal Property and Gaming Equipment to Buyer in the form of Bill of Sale-Personal Property and Gaming Equipment attached hereto as “Exhibit M”;
(e)Four (4) executed originals of an Assignment and Assumption Agreement-Intangible Property in the form attached hereto as Exhibit N;
(f)Four (4) executed originals of an instrument evidencing assumption by Buyer of the Assumed Liabilities effective as of the Time of Possession in the form of the Assignment and Assumption Agreement-Assumed Contracts and Assumed Liabilities attached hereto as Exhibit O;
(g)Four (4) executed originals of an executed Assignment and Assumption Agreement-Tidelands Lease in the form attached hereto as Exhibit P;
(h)four (4) executed originals of the Confirmation and Transfer of Guest Baggage and Patron Deposits in the form attached hereto as Exhibit R;
(i)four (4) executed originals of the bill of sale conveying the motor vehicles listed on Schedule 1.2(d) to the Purchase Agreement in the form of Bill of Sale-Passenger/Delivery Vehicles attached hereto as Exhibit S;
(j)To Escrow Agent, four (4) executed originals of an assignment to Buyer of all of Parent Licensor's right, title and interest in and to the License Agreement dated effective as of December 22, 2005 by and between Parent Licensor and Harrah's Imperial Palace Corp., to be effective at the Time of Possession, in the form of Assignment and Assumption Agreement- Harrah's License Agreement attached hereto as Exhibit T;
(k)To Escrow Agent, four (4) executed originals of a Servicemark and Trademark Assignment Agreement to be effective at the Time of Possession, in the form attached hereto as Exhibit U;
(l)To Escrow Agent, four (4) executed originals of a Servicemark and Trademark Assignment Agreement to be effective at the Time of Possession, in the form attached hereto as Exhibit V;
(m)To Escrow Agent, four (4) executed originals of a Servicemark, Trademark, Domain Name and Website Assignment Agreement to be effective at the Time of Possession, in the form attached hereto as Exhibit W;

(n)To Escrow Agent, four (4) executed originals of an Assignment of the Right to Use the Name Studio B to be effective at the Time of Possession, in the form attached hereto as Exhibit X; and
(o)Five (5) executed originals of a Closing Escrow Agreement in the form attached hereto as Exhibit J (with a copy to Title Agent and Title Insurance Company), which includes an irrevocable escrow instruction, directing the Escrow Agent to deposit the Purchase Price and all other funds deposited by Buyer with Escrow Agent into an interest bearing account, and on the Closing Date, immediately following the Recording, to cause, by Federal wire transfer, the Purchase Price and any other deposits made by Buyer on or before the Closing, to which Seller is entitled to receive hereunder, together with any interest thereon, to be transferred to Seller's bank account.
4.Closing Statement. 11.4    Closing Statement The items listed in sub-clauses (a) through (j) of this Section 11.4 shall be prorated, allocated and/or adjusted between Buyer and Seller as set forth below, and as also set forth in a written closing statement (the “Closing Statement”) to be prepared by Buyer and Seller and executed by Buyer and Seller prior to the Time of Possession, subject to amendment only as determined by the Operations Settlement defined in Section 11.5 below. Any additional amounts owed by Buyer or credits due to Buyer shall be reflected in such Closing Statement and the Purchase Price shall be adjusted accordingly:
(a)Property Taxes. At the Time of Possession, all real and personal property, ad valorem or similar Taxes of Seller (collectively, “Property Taxes”) for the current property tax year that includes the Closing Date shall be prorated as of the Time of Possession using the latest available rates and assessments, and Seller's proportionate share of Property Taxes (which shall be determined on a per diem basis from the beginning of the current property tax year through the day prior to Closing) shall be credited to the appropriate party in the Closing Statement. This proration of Property Taxes shall be subject to adjustment after the Time of Possession when the final tax bill for the year of the Closing becomes available. Seller or Buyer, as applicable, shall pay promptly to the other party any amounts due as a result of such adjustments. Any Property Tax refunds or rebates relating to any tax period ending on or before the Time of Possession shall be the property of Seller, and Buyer shall pay promptly to Seller any such amounts (or portions thereof) that it receives. Any Property Tax refunds or rebates relating to any tax period ending after the Time of Possession shall be the property of Buyer, and Seller shall pay promptly to Buyer any such amounts (or portions thereof) that it receives.
(b)Utilities. Utility meters will be read, to the extent that the utility company will do so, during the daylight hours on the day prior to the Closing Date, with charges to that time paid by Seller and charges thereafter paid by Buyer. Prepaid utility charges shall be adjusted on the Closing Statement. Charges for utilities which are un-metered, or for meters which have not been read on the day prior to the Closing Date, will be prorated between Buyer and Seller as of the Time of Possession on the Closing Statement based upon utility billings received after the Closing. Seller or Buyer, as appropriate, shall, upon receipt, submit a copy of the utility billings for any such charges to the other party and such party shall pay the party's pro-rata share of such charges to the party requesting payment within seven (7) days from the date of any such request. Buyer shall make, and Sellers shall cooperate with Buyer in making, appropriate arrangements for transfer of all necessary utility and other services in its own name to be effective as of the Time of Possession (or as soon as practicable thereafter).
(c)Insurance. Prepaid insurance premiums on the Assumed Insurance Policies shall be prorated on a daily basis as of the Time of Possession.
(d)Assumed Contracts. All income and expenses pursuant to the Assumed Contracts will be prorated between Buyer and Sellers as of the Time of Possession. Seller shall receive a credit on the Closing Statement for the amount of any prepaid items related to periods after the Time of Possession, security deposits, or other deposits previously paid by Seller under the Assumed Contracts, less any such amounts paid to and collected by Seller under the Assumed Contracts. Buyer shall receive a credit on the Closing Statement for the amount of any unpaid obligations of Seller under the Assumed Contracts which are due and payable as of the Time of Possession. Any amounts received by Buyer under the Assumed Contracts from and after the Time of Possession shall be retained by Buyer. Any amounts received by Seller under the Assumed Contracts from and after the Time of Possession shall be promptly paid to Buyer. Any amounts due relating to the Excluded Property or Excluded Liabilities will be promptly paid by Seller.
(e)Progressive Liabilities. The Purchase Price shall be reduced by the estimated amounts outstanding as of the Time of Possession on the liabilities set forth below in (i)-(iv) (collectively, the “Progressive Liabilities”), which amounts shall be reflected on the Closing Statement: (i) amounts shown on the Seller's internal progressive slot machine meters, or meters for other games or gaming devices as of the Time of Possession in the cumulative amount of approximately Six Hundred Thousand Dollars ($600,000.00); (ii) table games with an in-house progressive jackpot feature as of the Time of Possession; (iii) progressive pool programs in which Seller participates with other gaming entities as set forth on Schedule 11.4(e)(iii) attached hereto; and (iv) all progressive games which shall be listed on Schedule 11.4(e)(iv) attached hereto. On the Closing Date, Seller shall deliver a final accounting of the Progressive Liabilities outstanding as of the Time of Possession, to be reviewed by Buyer within two (2) business days following receipt. Any additional amounts owed by Buyer or credits due to Buyer as a result of such final accounting shall be paid for by Buyer or Seller, as applicable, or by wiring of federal funds to the account designated by Buyer or Seller, as applicable, no later than 5:00 p.m. (Las Vegas Time) on the fourth day immediately following the Closing Date.
(f)Outstanding IP Chips. If Buyer elects to exercise its option to retain the IP Chips pursuant to Section 1.3(k), the Purchase Price shall be reduced by the Seller's and Buyer's jointly estimated amount of IP Chips likely to be redeemed pursuant to the Eldorado formula used by the Internal Revenue Service and the gaming industry.
(g)Any fees or taxes (including gaming taxes and license fees) which are permitted by law to be prorated shall be prorated;
(h)Rents or periodic payments on the Tidelands Lease which have been prepaid by Seller shall be prorated as of the Closing in accordance with a schedule prepared jointly and approved by Seller and Buyer;
(i)Premiums which have been prepaid by Seller on any Assumed Insurance Policies shall be prorated as of the Time of Possession. Other than any Assumed Insurance Policies which the applicable insurance company consents that Buyer may assume, Seller shall cancel its insurance as of the Closing, and Seller shall be entitled to any refund of premiums prepaid thereon;
(j)Other Adjustments.
(i)The Closing Statement shall provide for a calculation of the Closing Net Working Capital of the Business as of the Time of Possession (the “Preliminary Closing Net Working Capital”), provided, however, that the payment of the obligations required by Section 3.1(e)(vii) shall not result in a credit or debit for either Buyer of Seller to the calculation of the Preliminary Closing Net Working Capital. Seller shall receive a credit on the Closing Statement for the amount by which the Preliminary Closing Net Working Capital as of the Time of Possession, as reflected on the Closing Statement, is more than zero. Buyer shall receive credit on the Closing Statement for the amount by which the Preliminary Closing Net Working Capital as of the Time of Possession, as reflected on the Closing Statement, is less than zero.
(ii)For purposes of this Agreement, “Closing Net Working Capital” shall mean (A) the current assets (excluding the Bankroll and the current assets to the extent specifically listed in sub-clauses (a) through (i) above of this Section 11.4 and fully accounted for in the Closing Statement) of the Business as of the Time of Possession, determined in accordance with GAAP (defined below) as applied by Seller on a consistent basis, minus (B) the current liabilities (but excluding the current liabilities to the extent specifically listed in sub-clauses (a) through (i) above of this Section 11.4 and fully accounted for in the Closing Statement) of the Business as of the Time of Possession, determined in accordance with GAAP as applied by Seller on a consistent basis. For purposes of this Agreement, “GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement.
(iii)Within one hundred and twenty (120) calendar days following the Closing Date, Buyer and Seller shall jointly cause to be prepared and approved a written statement setting forth a calculation of the Closing Net Working Capital of the Business as of the Time of Possession (the “Final Closing Net Working Capital” and such statement, the “Final Closing Net Working Capital Statement”); provided, however, that the payment of the obligations required by Section 3.1(e)(vii) shall not result in a credit or debit for either Buyer of Seller to the calculation of the Final Closing Net Working Capital. During such one hundred and twenty (120) day period, Buyer shall permit Seller to have reasonable access during regular business hours to the books, records and work papers for purposes of the joint preparation of the Final Closing Net Working Capital Statement, subject to the Confidentiality Agreement. When jointly approved by Buyer and Seller, the Final Closing Net Working Capital Statement shall be final, binding and conclusive on the parties upon the earlier of the following to occur (the “Final Resolution Date”): (A) the date that Buyer and Seller jointly approve the Final Closing Net Working Capital Statement, or (B) the date of the resolution of all disputes related to the Final Closing Net Working Capital Statement pursuant to Section 11.4(j)(iv), by the Independent Accounting Firm (as defined below).
(iv)In the event that Buyer and Seller do not jointly approve a Final Closing Net Working Capital Statement within such one hundred and twenty (120) day period, within five (5) days thereafter, Buyer and Seller shall submit their respective determinations and calculations and the items remaining in dispute for resolution to an independent accounting firm that is mutually acceptable to Buyer and Seller (the “Independent Accounting Firm”), which shall be selected from the following list of accounting firms in Las Vegas, Nevada: (1) Conway Stuart & Woodbury, (2) Kafoury Armstrong & Co., (3) McGladrey & Pullen LLP and (4) Piercy Bowler Taylor & Kern. In the event the parties cannot agree on the selection of the Independent Accounting Firm, then Seller shall place the names of each of the aforementioned firms into a container and the Buyer shall draw from the container the name of the firm which shall be selected. The parties shall cause the Independent Accounting Firm to submit a report to Buyer and Seller with a determination regarding the remaining disputed items, within thirty (30) calendar days after submission of the matter, and such report shall be final, binding and conclusive on Buyer and Seller. The fees, costs and expenses of the Independent Accounting Firm shall be paid one-half by Buyer and one-half by Seller.
(v)The Purchase Price shall be increased, dollar for dollar, by the amount by which the Final Closing Net Working Capital is greater than the Preliminary Closing Net Working Capital and shall be decreased, dollar for dollar, by the amount by which the Final Closing Net Working Capital is less than the Preliminary Closing Net Working Capital. If the Purchase Price has increased pursuant to this Section 11.4(j)(v), Buyer shall pay such additional amount due to Seller by wire transfer of immediately available funds to an account designated by Seller within five (5) business days of the Final Resolution Date. If the Purchase Price has decreased pursuant to this Section 11.4(j)(v), Seller shall pay such amount due to Buyer by wire transfer of immediately available funds to an account designated by Buyer within five (5) business days of the Final Resolution Date.
(k)Cooperation. In the event Seller and Buyer agree that additional items should be prorated, allocated and/or adjusted between Buyer and Seller, any such items shall be prorated, allocated and/or adjusted consistent with the provisions of this Section 11.4.
5.Operations Settlement. 11.5    Operations Settlement The items listed in sub-clauses (a) and (b) of this Section 11.5 shall be determined by a final accounting, as of the Time of Possession, prepared by Buyer's accountants and reviewed by Seller's accountants in the period between 11:59 p.m. on the day prior to the Closing Date and twelve o'clock noon on the Closing Date, the results of which shall be incorporated into a written operations settlement statement which shall be executed by Buyer and Seller (the “Operations Settlement”). Any amounts determined to be due and owing to Buyer or Seller pursuant to the Operations Settlement shall be paid for by Buyer or Seller, as applicable, or by wiring of federal funds to the account designated by Buyer or Seller, no later than 5:00 p.m. (Las Vegas Time) on the Closing Date. Each party shall bear its own costs of participation in the preparation of the Operations Settlement.
(a)Room Revenues. All revenues from the rental of guest rooms at the Hotel/Casino, together with any sales or other Taxes thereon (collectively, the “Room Revenues”) for the night preceding the Closing Date shall be divided equally between Buyer and Seller pursuant to the Operations Settlement. Revenues, other than Room Revenues, of the Business for the night preceding the Closing Date shall belong solely to and be retained by Seller. All other revenues, including other Room Revenues, accruing prior to the Time of Possession shall belong solely to and be retained by the Seller.
(b)Tray Ledger. Buyer shall purchase the Tray Ledger as of the Time of Possession from Seller pursuant to the Closing Statement. The Tray Ledger is not included in the Purchase Price and the purchase price for the Tray Ledger shall be in addition to the Purchase Price.
(c)Bankroll. Prior to the Time of Possession, there shall be conducted a complete countdown of the Bankroll (the “Countdown”), pursuant to mutually agreed upon procedures, to determine the value of the Bankroll. A representative of Buyer and of Seller shall be present at the Countdown. The

IP Chips (if Buyer does not elect to exercise its option to retain the IP Chips pursuant to Section 1.3(k)), and the Non-Redeemable Chips shall be retained by Seller and are excluded from the transaction contemplated herein. The value of the Bankroll as determined at the Countdown shall be included in the Purchase Price to be paid to Seller on the Closing Date.
6.Costs. 11.6    Costs Costs and expenses relating to the transactions contemplated by this Agreement shall be borne and paid as follows:
(a)All motor vehicle transfer taxes, vehicle registration fees, sales, use and excise Taxes and documentary stamp or real estate transfer taxes, if any, relating to the purchase and sale of the Property shall be borne and paid by Buyer;
(b)All fees for recording the Deeds and any assignments of the Property to be conveyed and assigned pursuant hereto and all real property transfer taxes, if any, shall be borne and paid by Buyer;
(c)Any fees and expenses of the Escrow Agent, the Title Agent or the Title Insurance Company including, without limitation, all Title Policy premiums, shall be paid by Buyer;
(d)Except as otherwise specifically provided in this Agreement, Seller and Buyer shall bear their own costs and expenses arising out of the negotiation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, including without limitation, legal and accounting fees and expenses.
7.Gaming Taxes. 11.7    Gaming Taxes Seller shall be and remain liable for any gaming fees or taxes due pursuant to Mississippi law which accrue prior to the Time of Possession. Within 30 days following Closing, any fees or taxes which have been prepaid or advanced by Seller, for which Buyer receives the benefit therefor, shall be reimbursed to Seller by Buyer.
8.Approval of Closing Documents. 11.8    Approval of Closing Documents All certificates, instruments, documents and agreements to be executed and delivered at Closing shall be in form and substance reasonably acceptable to and approved by the parties and their counsel.
9.Merger and Survival. 11.9    Merger and Survival The following covenants and agreements contained herein shall survive the Closing and Recording: (a) the covenants and agreements which by their terms are to be performed after the Time of Possession as set forth in Sections 3.6, 7.2(b), 7.2(c), 12.1-12.5, 12.7, 14.1-14.5, Article XV and 16.1-16.15 and all definitions related thereto; (b) the Assumed Liabilities as set forth in Article III; and (c) the post-Closing obligations, adjustments and payments required pursuant to Articles XI and XIV. All other covenants and agreements of Buyer and Seller, as the case may be, contained in this Agreement shall merge with any deed or conveyance, and such covenants and agreements shall not survive the Closing and the Recording.

ARTICLE XII
POST-CLOSING COVENANTS

1.Further Assurances. 12.1    Further Assurances Each party shall, at the request of the other, at any time and from time to time following the Time of Possession, execute and deliver to the requesting party all such further instruments as may be reasonably necessary or appropriate in order more effectively to (a) assign, transfer and convey to Buyer, or to perfect or record Buyer's title to or interest in the Property, (b) evidence and confirm the assumption by Buyer of the liabilities of Seller to be assumed by Buyer pursuant to this Agreement, or (c) confirm or carry out the provisions of this Agreement.
After the Time of Possession, Seller shall refer to Buyer all inquiries relating to the Property and as soon as reasonably practicable deliver to Buyer (i) any mail, packages and other communications addressed to Seller relating to the Property and (ii) any cash or other property that Seller receives and that properly belongs to Buyer pursuant to the terms hereof, including any insurance proceeds, payments and interest payable thereon.
2.Cooperation in Legal Proceedings and Retention of Records. 12.2    Cooperation in Legal Proceedings and Retention of Records Each party acknowledges that the other may be a party to legal proceedings involving third parties (including but not limited to mediation, arbitration, settlement hearings or conferences, and court proceedings, including proceedings on appeal) following the Time of Possession which relate to the Business or the Property, and covenants to maintain and make available to the other upon reasonable request and at the expense of the requesting party for purposes of investigating, testing, accessing, photographing, videoing, or such other activities necessary for the purpose of prosecuting or defending such legal proceedings: (a) any and all files and business records in its custody or control relating to the Business or the Property; (b) any and all individuals employed by the other party hereto whose testimony or knowledge, is necessary or useful with respect to the issues involved in such legal proceedings or preparation therefor or the investigation thereof; and (c) relevant portions of the Property to conduct activities necessary for prosecuting or defending such legal proceedings. Buyer shall keep and maintain all files, records and other information which Seller shall deliver to Buyer at Closing or leave on the Real Property, either at Buyer's offices on the Real Property or at storage locations in Las Vegas, Nevada for a period of at least five (5) years after the Closing. Before destroying any such files, records or information, Buyer shall notify Seller and Seller may, at its expense, obtain and retain the same. Seller shall be entitled at all reasonable times following notice to inspect and make copies at Seller's expense of such files, records and information. In fulfilling its obligations under this Section 12.2, Buyer will make available Mike Bruffey and Julia Jones as a resource to assist Seller so long as Buyer continues to employ Mike Bruffey and Julia Jones.
3.Reports and Accounting Personnel. 12.3    Accounting Personnel For a period of up through April 30, 2012 and such additional time as described below, commencing immediately after the Closing, Buyer will make available to Seller, upon Seller's reasonable request, such information and such services of certain of its accounting personnel as may be reasonably necessary to assist Seller in closing its books and records, and in preparing, processing and filing any required federal, state and local governmental forms and reports (whether monthly, quarterly or annually and including 1099s and gaming reports but excluding the 2011 federal and Mississippi income tax returns), and financial statements, with respect to the Business and for such additional time as may be necessary in order to have such employees available to assist Seller to respond to any audits or similar proceedings (relating to Seller's operations, reports, or filings) by any Governmental Entity or third party authorized to make such audit or bring such proceeding; provided, however, that Seller's use of such personnel shall be during normal business hours and at such times so as not to interfere with Buyer's normal business activities and such personnel shall at all times serve at the direction and control of Buyer. Upon the request of Seller, Buyer shall, at Buyer's expense, prepare any such required governmental forms or reports on behalf of Seller.
4.Labor Arbitration and Grievances of Seller. 12.4    Labor Arbitration and Grievances of Seller In the event there are any labor or employment claims concerning or arising from periods prior to the Time of Possession which are unasserted as of the Time of Possession or there are pending and unresolved as of the Time of Possession any employee complaints, charges or grievances before any court or Governmental Entity or arbitrator between Seller and any applicant or employee, or discrimination complaints in any state or federal agency or court filed by or on behalf of any applicants, employees or former employees of Seller arising in connection with the Business, Buyer shall be solely responsible for the handling and/or the resolution of said matters subject to the following conditions:
(a)In the event the resolution of any such matter requires that any terminated employee be reinstated, Buyer agrees to reinstate said employee in its operation.
(b)Any duty to pay wages or benefits to or on behalf of a terminated employee from the date of termination to the date of reinstatement shall be the obligation of Buyer.
5.Buyer's Covenant Relating to Certain Transferee Liability. 12.5    Buyer's Covenant Relating to Certain Transferee LiabilityBuyer covenants and agrees that it shall at no time and under no circumstances, assert or bring any claim of any nature whatsoever against IP Holdings, Inc., a Nevada corporation (“IP Holdings”) or the Engelstad Family Foundation (the “Foundation”) on the basis of transferee liability or any other legal theory for any Buyer Damages (defined below). Buyer has made such covenant with knowledge that Seller has informed Buyer that, in general, the proceeds representing the Purchase Price are to be transferred to the legal owners of IPM which are IP Holdings and the Foundation; provided, however, that Seller acknowledges that Buyer, except as otherwise provided in this Agreement: (a) has not given any approval to the actions of Seller with respect to the proceeds representing the Purchase Price and (b) has no rights to approve or disapprove the actions of Seller with respect to the proceeds representing the Purchase Price.
6.Enforcement of Post-Closing Covenants. 12.6    Enforcement of Post-Closing

Covenants Both Buyer and Seller shall cooperate with each other regarding the post-Closing covenants contained in Article XII and shall be entitled to injunctive relief in order enforce such post-Closing covenants.
7.Certain Capital Projects. Both Buyer and Seller agree that, following the Closing, Buyer intends to perform and will pay for certain capital projects with respect to the barge and air conditioning system at the Property, as determined by Buyer (the “Capital Projects”). Buyer and Seller have estimated the cost of the Capital Projects to be Forty Four Million Dollars ($44,000,000) (the “Cap”). To the extent the aggregate costs of the Capital Projects exceed the Cap, Buyer shall be solely responsible for such additional costs. To the extent the aggregate costs of the Capital Projects are less than the Cap, Buyer shall remit to Seller one-half of the difference between the actual costs of the Capital Projects and the Cap, within five (5) business days after completion of the Capital Projects. Buyer shall provide Seller with documentation related to the final cost of the Capital Projects, which shall include the Capital Projects Permits Costs amount (the “Final Capital Projects Costs”) within ten (10) business days after completion thereof.
In the event that Seller does not agree with Buyer's determination of the Final Capital Projects Costs, then Seller shall provide Buyer with written notice of such disagreement within thirty (30) days of Seller's receipt of said Final Capital Projects Costs. If Buyer and Seller are unable to reach an agreement as to the Final Capital Projects Costs within five (5) days of Seller's notice of such disagreement, then Buyer and Seller shall submit their respective determinations and calculations and the items remaining in dispute for resolution to an independent accounting firm that is mutually acceptable to Buyer and Seller, which shall be selected from the following list of accounting firms in Las Vegas, Nevada: (1) Conway Stuart & Woodbury, (2) Kafoury Armstrong & Co., (3) McGladrey & Pullen LLP and (4) Piercy Bowler Taylor & Kern. In the event the parties cannot agree on the selection of the independent accounting firm, then Seller shall place the names of each of the aforementioned firms into a container and the Buyer shall draw from the container the name of the firm which shall be selected. The parties shall cause such selected independent accounting firm to submit a report to Buyer and Seller with a determination regarding the remaining disputed items within thirty (30) calendar days after submission of the matter, and such report shall be final, binding and conclusive on Buyer and Seller. The fees, costs and expenses of the firm shall be paid one-half by Buyer and one-half by Seller.

ARTICLE XIII
BROKERAGE FEES

Each of the parties hereto agree to indemnify and hold and save the other or others harmless from any brokerage or finder's fees, commissions, compensation or expenses (including reasonable attorneys' fees and other expenses incurred in connection with any such claim) which may be due or asserted by reason of any such agreement or purported agreement by the indemnifying party regarding the transaction contemplated herein.

ARTICLE XIV
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

1.Seller's Indemnity. 14.1    Seller's Indemnity
(a)Subject to Section 14.1(c) below, Seller covenants and agrees to indemnify and save and hold Buyer and each of its Affiliates and their respective officers, directors, members, managers, trustees, employees, advisors, agents, attorneys, accountants or other representatives (collectively, “Buyer Indemnified Parties”) harmless at all times after the Time of Possession with respect to any and all claims, liabilities, loss, cost, damage and expense, including reasonable attorneys' fees and expenses and statutory or other interest with respect to any such claims, liabilities, loss, costs, damage and expenses arising from, by reason of, or in connection with (i) all claims and liabilities on account of any Excluded Property or Excluded Liabilities, (ii) any reimbursement obligations of Seller pursuant to Section 1.3(k), (iii) any breach by Seller of any covenant made by Seller in this Agreement and (vi) any breach by Seller of any representation or warranty made by Seller in this Agreement (collectively, the “Buyer Damages”).
(b)Subject to Section 14.1(c) below, All representations and warranties of Seller set forth in this Agreement shall survive the Closing until the two (2) year anniversary of the Closing Date; and
(c)Anything in this Agreement to the contrary notwithstanding, the maximum amount of Buyer Damages in the aggregate for which Seller shall be obligated to the Buyer Indemnified Parties under all of the provisions of this Agreement shall not exceed Two Million Dollars ($2,000,000.00) (the “Indemnity Cap”). At the Closing, the Title Insurance Company shall withhold the Indemnity Cap from the Seller's proceeds and the Title Insurance Company shall hold such Indemnity Cap for a period of two (2) years from the Closing Date, and such portion thereof thereafter that is sufficient to cover (up to the amount of the Indemnity Cap) as security for the payment of any claim for Buyer Damages that has been asserted during such two (2) year period, until such claim(s) are resolved or paid.
2.Buyer's Indemnity. 14.2    Buyer's Indemnity
(a)Buyer covenants and agrees to indemnify and save and hold Seller and each of its Affiliates and their respective officers, directors, members, managers, trustees, employees, advisors, agents, attorneys, accountants or other representatives (collectively, “Seller Indemnified Parties”) harmless at all times after the Time of Possession in respect of any and all claims, liabilities, loss, cost, damage and expense, including reasonable attorneys' fees and expenses, arising from, by reason of or in connection with (i) any act or omission by Buyer relating to the conduct of the Business after the Time of Possession (including but not limited to any breach by Buyer after the Time of Possession of the provisions of the Harrah's License Agreement, (ii) Buyer's ownership, use, operation or maintenance of the Property arising from events occurring after the Time of Possession, (iii) all claims and liabilities on account of any Assumed Liabilities, (iv) any breach by Buyer of any covenant made by Buyer in this Agreement and (v) any breach by Buyer of any representation or warranty made by Buyer in this Agreement (collectively, the “Seller Damages”).
(b)All representations and warranties of Buyer set forth in this Agreement shall survive the Closing until the two (2) year anniversary of the Closing Date.
3.Notice of Claim. 14.3    Notice of Claim Each indemnified party hereunder agrees that promptly upon its discovery of any event, occurrence, fact, circumstances or other matter which, in its reasonable judgment, gives rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (any such third party action being collectively referred to herein as a “Claim”) with respect to any matter as to which it is entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party together with a statement of such information respecting such Claim as it shall then have and that such Claim is one as to which such party is entitled to indemnification under this Agreement. The omission of any indemnified party so to notify an indemnifying party of any such Claim shall not relieve the indemnifying party from any liability in respect of such Claim which it may have otherwise had to such indemnified party on account of any damages which are the subject of such Claim except and only to the extent that the indemnifying party is prejudiced thereby, and in no event shall the indemnifying party be relieved of any other liability which it may have to such indemnified party pursuant to this Agreement. Upon receiving such notice, the indemnifying party, at its election, shall have the right to defend against and settle such Claim (any such settlement shall occur only with the written consent of the indemnified party, which consent shall not be unreasonably withheld), by counsel of its own choosing (provided that such attorneys are reasonably acceptable to the indemnified party), at the indemnifying party's expense. The indemnified party shall cooperate fully in all respects with the indemnifying party in any such defense, including, without limitation, by making available to the indemnifying party all pertinent information under the control of or available to the indemnified party (including consultation with, and testimony, advice and assistance of officers, employees and agents of the indemnified party having knowledge of the matters in dispute). If the named parties to such action or proceeding include both the indemnified party and the indemnifying party, and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, then the indemnified party shall be entitled, at the indemnifying party's reasonable cost, risk and expense, to separate counsel (provided that such counsel is reasonably acceptable to the indemnifying party). If the indemnifying party does not notify the indemnified party, within ten (10) days of the indemnified party's notice to the indemnifying party of the indemnifying party's election to defend such Claim, or if the indemnifying party fails to file any answer or other pleading before the same is due, the indemnified party may defend or settle such Claim (any such settlement shall occur only with the written consent of the indemnifying party, which consent shall not be unreasonably withheld) in such manner as the indemnified party deems appropriate, in its reasonable discretion, at the indemnifying party's reasonable cost, risk and expense. The indemnifying party may defend, but not settle, a Claim without waiving its rights to assert that such Claim is not subject to the indemnity provisions of this Article XIV. If the indemnifying party elects to defend a Claim, the indemnified party may, at the indemnified party's expense, participate in such matter with counsel of the indemnified party's own choosing, provided such participation does not unreasonably interfere with the defense of such Claim.
4.Payment of Damages. 14.4    Payment of Damages The indemnified party shall be paid in cash by the indemnifying party the amount to which the indemnified party may become entitled by reason of the provisions of this Article XIV, within fifteen (15) days after such amount is determined either by mutual agreement of the parties or on the date on which both such amount and an indemnified party's obligation to pay such amount have been determined by a final judgment (i.e., a judgment which is not subject to further appeal) of a court or administrative body having jurisdiction over such proceeding.
5.Treatment of Indemnification Payments. 14.5    Treatment of Indemnification Payments All indemnification payments made pursuant to this Article XIV shall be treated by the parties for income tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable law.
6.No Double Recovery. 14.6    No Double Recovery Notwithstanding the fact that any person may have the right to assert claims for indemnification under more than one provision of this Agreement in respect to any fact, event, condition or circumstance, no person will be entitled to recover any amount in respect of such fact, event, condition or circumstance more than once under this Agreement.
7.Remedies Cumulative. 14.7    Remedies Cumulative Subject to Section 14.1(c), the remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against the other party.

ARTICLE XV
NOTICES

Any and all notices or demands permitted or required to be given hereunder shall be in writing and shall be validly given or made when personally delivered or when actually received as prepaid, certified or registered mail, return receipt requested, or upon delivery by any commercial courier service, or on the date of sender's confirmation of transmission if sent via facsimile, addressed as follows:

If to Seller, to:     Imperial Palace of Mississippi, LLC
c/o Betty Engelstad, President
851 S. Rampart Blvd. Suite 150
Las Vegas, NV 89145
Facsimile: (702) 731-2123

Key Largo Holdings, LLC
c/o Betty Engelstad
851 S. Rampart Blvd. Suite 150
Las Vegas, NV 89145
Facsimile: (702) 731-2123

With copies to:    W. Owen Nitz, Esq.
Nitz, Walton & Heaton, Ltd.
601 South Tenth Street, #201
Las Vegas, Nevada 89101
Facsimile: (702) 384-3011 and also to
(702) 387-7897

and to:    Jeffrey M. Cooper

Bradshaw, Smith & Co., LLP
5851 West Charleston
Las Vegas, Nevada 89146
Facsimile: (702) 878-9167

If to Buyer, to:    Keith E. Smith
President
Boyd Gaming Corporation
3883 Howard Hughes Parkway, Ninth Floor
Las Vegas, Nevada 89169
Facsimile: (702) 792-7335

With a copy to:    Brian A. Larson, Esq.
Executive Vice President, Secretary
and General Counsel
Boyd Gaming Corporation
3883 Howard Hughes Parkway, Ninth Floor
Las Vegas, Nevada 89169
Facsimile: (702) 792-7335

Any party hereto may change its address for the purpose of receiving notices or demands by written notice to the other party hereto given as herein provided.

ARTICLE XVI
MISCELLANEOUS

1.Mississippi Law. 16.1    Mississippi Law The laws of the State of Mississippi applicable to contracts made and wholly performed therein shall govern the validity, construction, performance and effect of this Agreement.
2.Assignment; Binding Effect. 16.2    Assignment; Binding Effect Buyer may not assign, transfer or convey any of its rights herein or hereunder to any Person whatsoever without the prior written consent of Seller, except that Buyer may at Closing assign its rights and obligations with respect to the acquisition of the Property; provided, however, that Buyer is not relieved of any of its obligations by virtue of such assignment. Notwithstanding the prior sentence, Buyer may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to any controlled Affiliate of Buyer (so long as such Affiliate remains at all times thereafter an Affiliate of Buyer); provided, however, that such assignment shall not be valid under this Agreement unless (a) such Affiliate assumes all of Buyer's agreements and obligations hereunder, (b) no such assignment shall relieve Buyer from any of its agreements and obligations hereunder, and (c) no such assignment in any way (i) shall adversely affect the ability to receive, or delay the receipt of, the Governmental Approvals or antitrust approvals contemplated by this Agreement or (ii) shall adversely affect or delay the Closing of the transactions contemplated by this Agreement. Any assignment in violation of this Section 16.2 shall be void. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors and permitted assigns.
3.Time of Essence. 16.3    Time of Essence Time is of the essence of this Agreement and all of the terms, provisions, covenants and conditions hereof.
4.Captions. 16.4    Captions The captions appearing at the commencement of the Articles hereof are descriptive only and for convenience in reference to this Agreement and in no way whatsoever define, limit or describe the scope or intent of this Agreement.
5.Pronouns. 16.5    Pronouns Masculine or feminine pronouns shall be substituted for the neuter form and vice versa in anyplace or places herein in which the context required such substitution or substitutions.
6.Knowledge of Seller. 16.6    Knowledge of Seller Any matter which is stated to be known to Seller, and any representation or warranty herein contained made by or on behalf of Seller to the knowledge of Seller, to the best knowledge of Seller, or words of similar import, shall be deemed to mean and be limited to the actual knowledge of W. Owen Nitz, Jeffrey M. Cooper, Jon Lucas or Lee Bond of the matter in question and shall not include constructive knowledge imputed or implied from notices to or knowledge by other persons including employees, or any agent(s) of Seller.
7.Entire Agreement; Amendment; Waiver. 16.7    Entire Agreement; Amendment; Waiver This Agreement, together with the Confidentiality Agreement and the License Agreement, and the agreements referenced as Exhibits hereto, constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior agreements, negotiations, proposals, brochures, informational memoranda, representations and/or understandings of the parties. No amendment or modification of this Agreement shall be binding unless executed in writing by the parties. Except as may be otherwise provided in this Agreement, no waiver of any of the provisions, whether or not similar, shall constitute a continuing waiver, and no waiver shall be binding unless evidenced by an instrument in writing executed by the party against whom the waiver is sought to be enforced.
8.No Third Party Beneficiary. 16.8    No Third Party Beneficiary This Agreement is for the benefit of, and may be enforced only by, Seller and Buyer and their respective successors and permitted assigns, and is not for the benefit of, nor intended to be for the benefit of, and may not be enforced by, any third party for any purposes whatsoever.
9.Counterparts. 16.9    Counterparts This Agreement may be executed in any number of counterparts, with each counterpart being deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. The exchange or delivery of copies Agreement and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes; provided, however, each of the parties agrees to exchange original signatures upon the request of the other and to the extent original signatures or copies are otherwise required by this Agreement.
10.Attorneys' Fees. 16.10    Attorney's Fees If any action is brought by any party hereto concerning a breach of any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party the reasonable attorneys' fees and expenses of the prevailing party incurred in connection therewith as determined by the court.
11.Jurisdiction. 16.11    Jurisdiction Seller and Buyer agree that the Second Judicial District Court sitting in Harrison County, Mississippi, or the U.S. District Court for the Southern District of Mississippi, shall have sole and exclusive jurisdiction and venue over any action brought to enforce or interpret the terms of this Agreement.
12.No Party Deemed Drafter. 16.12    No Party Deemed Drafter The parties agree that neither party shall be deemed to be the drafter of this Agreement and that in the event this Agreement is ever construed by a court of law or equity, such court shall not construe this Agreement or any provision hereof against either party as the drafter of the Agreement, Seller and Buyer acknowledging that each has contributed substantially and materially to the preparation of this Agreement.
13.Confidentiality. 16.13    Confidentiality Subject to the provisions of Section 7.2(f) relating to publicity, Buyer and Seller agree that prior to the termination of the Agreement or the Closing, as applicable, this Agreement and each and all of the terms, covenants and conditions hereof (the “Confidential Information”) will be kept strictly confidential, and in no event shall Buyer, subject to the terms of the Confidentiality Agreement: (i) disclose such Confidential Information to any third party unless, in the opinion of Buyer's counsel, such disclosure is required by any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Entity, in which case Buyer shall advise and consult with Seller and its counsel prior to any disclosure Buyer proposes to make concerning the reasons for, and the nature of Buyer's proposed disclosure or (ii) use such Confidential Information to the detriment of Seller. Buyer agrees to provide such Confidential Information only to responsible officers, employees or agents of or persons who are authorized by Buyer for the exclusive purpose of evaluating the terms of this Agreement or consummating this transaction, all of whom shall be informed by Buyer of this confidentiality requirement, and shall agree to be bound by the terms thereof. Buyer further agrees that without Seller's prior written consent, Buyer will not disclose to any person, other than as provided herein, that Buyer has received Confidential Information about Seller, or that this Agreement has been signed, or the status of this transaction. Each party shall be entitled to injunctive relief to enforce these confidentiality requirements.

14.Allocation of Purchase Price. 16.14    Allocation of Purchase Price The parties shall use their reasonable best efforts to agree in writing prior to Closing upon the manner in which to allocate the Purchase Price to the assets purchased, which shall be as set forth in Schedule 16.14 and which may be updated during the Due Diligence Period; provided, however, that in the event that, as of the Closing Date, the parties have not agreed in writing upon the manner in which to allocate the Purchase Price to the assets purchased, then each of the parties shall make their own allocation for Internal Revenue Code purposes.
15.Performance of Acts. 16.15    Performance of Acts As used herein, the term “business days” shall mean Monday through Friday, unless any of such days is a Mississippi state holiday or a U.S. federal holiday. Unless specifically stated to the contrary, all references to days herein shall be deemed to refer to calendar days. In the event that the final date for payment of any amount or performance of any act hereunder falls on a Saturday, Sunday, or holiday, such payment may be made or act performed on the next succeeding business day.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement for Purchase and Sale as of the date first written above.

“SELLER”
IMPERIAL PALACE OF MISSISSIPPI, LLC, a Nevada limited liability company

By:/s/ Betty Engelstad
Betty Engelstad
Its: President

By:/s/ Kris Ann Engelstad McGarry
Kris Ann Engelstad McGarry
Its: Vice President

By:/s/ W. Owen Nitz
W. Owen Nitz
Its: Vice President and Secretary

By:/s/ Jeffrey M. Cooper
Jeffrey M. Cooper
Its: Treasurer

KEY LARGO HOLDINGS, LLC, a Delaware limited liability company

By: :/s/ Betty Engelstad
Betty Engelstad
Its: President

By:/s/ W. Owen Nitz
W. Owen Nitz
Its: Vice President and Secretary

By: /s/ Jeffrey M. Cooper
Jeffrey M. Cooper
Its: Treasurer

“BUYER”
BOYD GAMING CORPORATION, a Nevada corporation

By:/s/ Keith E. Smith
Keith E. Smith
Its: President

As to Sections 1.2(h), 5.1(a), 5.1(b), 11.2(k) and 11.3(j) only:

“PARENT LICENSOR”
IMPERIAL PALACE, LLC, a Nevada limited liability company

By:/s/ Betty Engelstad
Betty Engelstad
Its: President

By:/s/ W. Owen Nitz
W. Owen Nitz
Its: Vice President and Secretary

By:/s/Jeffrey M. Cooper
Jeffrey M. Cooper
Its: Treasurer

Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
ADA Claim	Section 3.1(h)
Additional Assumed Contracts	Section 5.1(d)
Additional Sale Compensation	Section 3.1(e)(vii)
Affiliates	Section 7.1(a)(iii)
Agreed Final Judgment	Recitals
Agreement	Preamble
Annual Cash Bonuses	Section 3.1(e)(vii)
Associate Assistance Plan	Section 3.1(e)
Assumed Casualty Insurance Policies	Section 1.2(i)
Assumed Contract	Section 3.1(a)
Assumed Insurance Policy	Section 3.3
Assumed Liability Insurance Policies	Section 1.2(j)
Assumed Liabilities	Section 3.1
Assumed Litigation	Section 3.1(i)
Bankroll	Section 1.2(g)
Business	Recitals
Buyer	Preamble

Buyer Damages	Section 14.1(a)
Buyer Indemnified Parties	Section 14.1(a)
Buyer's 401(k) Plan	Section 3.6
Buyer's Liquor Licensing Approval	Section 5.1(c)
Capital Projects	Section 12.7
Capital Projects Permits	Section 7.1(b)(ix)
Capital Projects Permits Costs	Section 7.2(a)(ix)
Cash Consideration	Section 2.1
Casualty Insurance Proceeds	Section 1.2(i)
CERCLA	Section 6.4
Claim	Section 14.3
Closing	Section 11.1
Closing Date	Section 11.1
Closing Date Payment	Section 2.2(b)
Closing Escrow	Section 2.2(b)
Closing Escrow Agreement	Section 2.2(b)
Closing Net Working Capital	Section 11.4(j)(ii)
Closing Statement	Section 11.4 Preamble
Code	Section 11.2(h)
Compensation Plan	Section 3.1(e)(vii)
Competing Party	Section 8.3
Competing Transaction	Section 8.3
Confidential Information	Section 16.13
Confidentiality Agreement	Section 7.2(e)
Cost Increase	Section 8.1(c)
Countdown	Section 11.5(c)
Deed Warranties	Section 11.2(a)
Deeds	Section 11.2(a)
Deposit	Section 2.2(a)
Deposit Escrow	Section 2.2(a)
Deposit Escrow Agreement	Section 2.2(a)
Due Diligence Period	Section 10.1(a)
Effective Date	Preamble
Employee Benefits	Section 5.1(g)
Environmental Report	Section 5.1(n)
Escrow Agent	Section 2.2(a)
Excluded Liabilities	Section 3.5
Excluded Property	Section 1.3 Preamble
Final Capital Projects Costs	Section 12.7
Final Closing Net Working Capital	Section 11.4(j)(iii)
Final Closing Net Working Capital Statement	Section 11.4(j)(iii)
Final Judgment Land and Rights	Recitals
Final Resolution Date	Section 11.4(j)(iii)
Financial Statements	Section 5.1(p)
Foundation	Section 12.5
GAAP	Section 11.4(j)(ii)
Gambling Devices	Section 1.2(e)

Gaming Equipment	Section 1.2(e)
Gaming Laws	Section 7.1(a)(iii)
Gaming Vessel	Recitals
Governmental Approvals	Section 7.2(a)(ii)
Governmental Entity	Section 5.1(j)
Harrah's License Agreement	Section 1.2(h)
Hazardous Substance	Section 6.4
Hazardous Substance Laws	Section 6.4
Hotel/Casino	Recitals
Hotel/Casino Land	Recitals
HSR Act	Section 5.1(c)
Improvements	Section 1.2(b)
Indemnity Cap	Section 14.1(c)
Independent Accounting Firm	Section 11.4(j)(iv)
Insurance Policies	Section 5.1(k)
Insurance Proceeds	Section 1.2(j)
Intangible Property	Section 1.2(c)
Intellectual Property	Section 1.2(h)
Inventoried Vehicles	Section 11.2
IP Chips	Section 1.3(k)
IP Health Plan	Section 3.1(e)
IP Holdings	Section 12.5
IPM	Preamble
IPM Deposits	Section 1.2(f)
Jointly-Approved Schedules and Exhibits	Section 8.4(b)
Key Largo	Preamble
Key Largo Land	Recitals
Land	Section 1.2(a)
Legal Requirement	Section 5.1(s)
Liability Insurance Proceeds	Section 1.2(j)
Lien	Section 5.1(c)
Lucas Agreement	Section 3.1(e)(vii)
Lucas Bonuses	Section 3.1(e)(vii)
Material Adverse Change	Section 7.1(b)(vii)
Material Loss to the Real Property	Section 9.2
Mississippi Gaming Authorities	Section 1.2(e)
Mississippi Liquor Authorities	Section 5.1(c)
Multiemployer Plan	Section 5.1(g)(iii)
Non-Redeemable Chips	Section 1.3(k)
Operations Settlement	Section 11.5 Preamble
Ordinary Course of Business	Section 3.1(a)
Outside Time Limit	Section 7.2(a)(vi)(A)
Parent Licensor	Section 1.2 Preamble
Patron Deposits	Section 3.1(f)
Permitted Encumbrances	Section 5.1(i)
Permitted Exceptions	Section 4.1
Person	Section 7.2(a)(vi)(A)

Personal Property	Section 1.2(d)
Personal Property Leases	Section 5.1(i)
Phase I	Section 10.2(b)
Plan	Section 7.2(g)
Preliminary Closing Net Working Capital	Section 11.4(j)(i)
Premiums	Section 3.1(g)
Privileged Property	Section 1.3(h)
Proceeding	Section 5.1(f)
Progressive Liabilities	Section 11.4(e)
Property	Following Section 1.2(n)
Property Taxes	Section 11.4(a)
Purchase Price	Section 2.1
Real Property	Following Section 1.2(n)
Recorder	Section 11.1
Recording	Section 11.1
Registered IP	Section 5.1(u)(i)
Related Services Obligations	Section 5.1(q)
Room Revenues	Section 11.5(a)
Seller	Preamble
Seller Damages	Section 14.2(a)
Seller Indemnified Parties	Section 14.2(a)
Seller's 401(k) Plan	Section 3.1(e)(ii)
Seller's License Agreement	Section 1.2(h)
Senior Management Bonuses	Section 3.1(e)(vii)
Survey	Section 4.1
Tax Returns	Section 5.1(e)
Taxes	Section 5.1(e)
Tidelands Lease	Section 1.2(k)
Time of Possession	Following Section 11.2(u)
Title Agent	Section 4.1
Title Commitment	Section 4.1
Title Insurance Company	Section 4.1
Title Exceptions	Section 4.1
Title Opinion	Section 4.1
Title Policy	Section 4.2
Title Review Period	Section 4.1
Trademark Licenses	Section 5.1(u)(i)
Transferred Employees	Section 3.7
Tray Ledger	Section 2.1
Undeveloped Land	Recitals
Unit Sale Event Allocations	Section 3.1(e)(vii)
Updated Schedules and Exhibits	Section 8.4(b)
Warehouse Property	Recitals
WARN Act	Section 7.2(b)

Exhibits

Exhibit A            Hotel/Casino Land Legal Description
Exhibit B            Warehouse Property Legal Description
Exhibit C            Undeveloped Land Legal Description
Exhibit D            Agreed Final Judgment
Exhibit E            Key Largo Land Legal Description
Exhibit F            [Omitted]
Exhibit G            Assignment of Casualty Insurance Policies
Exhibit H            Assignment of Liability Insurance Policies
Exhibit I            Deposit Escrow Agreement
Exhibit J            Closing Escrow Agreement
Exhibit K            Memorandum of Purchase Agreement
Exhibits L(1) and L(2)        Deeds
Exhibit M            Bill of Sale-Personal Property and Gaming Equipment
Exhibit N            Assignment and Assumption Agreement-Intangible Personal                 Property
Exhibit O            Assignment and Assumption Agreement-Assumed Contracts                 and Assumed Liabilities
Exhibit P            Assignment and Assumption Agreement-Tidelands Lease
Exhibit Q            Certificate of Non-Foreign Status
Exhibit R            Bill of Sale-Guest Baggage and Patron Deposits
Exhibit S            Bill of Sale-Passenger/Delivery Vehicles
Exhibit T            Assignment and Assumption Agreement-Harrah's License                 Agreement
Exhibit U            Servicemark and Trademark Assignment Agreement (re IP)
Exhibit V            Servicemark and Trademark Assignment Agreement (re IPM)
Exhibit W            Servicemark, Trademark, Domain Name and Website Assignment             Agreement
Exhibit X            Assignment of the Right to Use the Name Studio B

Schedules

Schedule 1.2(d)             Motor Vehicles
Schedule 1.2(i)            Assumed Casualty Insurance Policies
Schedule 1.2(j)            Assumed Liability Insurance Policies
Schedule 1.3(c)            Excluded Insurance Policies and Rights
Schedule 1.3(d)             Excluded Tangible Personal Property and Equipment
Schedule 1.3(e)             Excluded Assets
Schedule 1.3(g)         Excluded Miscellaneous Personal Property Owned by W. Owen Nitz and Jeffrey M. Cooper
Schedule 1.3(h)             Excluded Computer Data and Files
Schedule 1.3(i)             Excluded Stock Interests
Schedule 1.3(j)             Excluded Seller's Bank Accounts
Schedule 1.3(l)             Excluded Miscellaneous Personal Property Owned by Jon Lucas
Schedule 1.3(o)            Excluded Trademarks and/or Servicemarks Registered to IPM
Schedule 3.1(a)             Assumed Contracts
Schedule 3.1(e)            Employee Benefit Liabilities
Schedule 3.1(f)             Patron Deposits
Schedule 3.1(i)            Assumed Litigation
Schedule 3.4     Seller's Employees and Seller's Employees' Accrued Paid Time Off Benefits to be Assumed by Buyer
Schedule 5.1(c)         Consents Required under the Assumed Contracts
Schedule 5.1(f)         Litigation
Schedule 5.1(g)         Employee Benefits

Schedule 5.1(i)         Personal Property Leases
Schedule 5.1(j)        Notices from Mississippi Gaming Authorities
Schedule 5.1(k)         Insurance Policies
Schedule 5.1(m)         Hazardous Materials
Schedule 5.1(n)         Environmental Reports
Schedule 5.1(u)         Intellectual Property
Schedule 8.1(c)        Capital Improvements
Schedule 11.2(a)        Deeds
Schedule 11.4(e)(iii)         Progressive Pool Programs
Schedule 11.4(e)(iv)         Progressive Games
Schedule 16.14        Allocation of Purchase Price